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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

FORMFACTOR, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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FORMFACTOR, INC.

7005 Southfront Road
Livermore, California 94551

April 8, 2010

2010 ANNUAL MEETING OF STOCKHOLDERS

To Our Stockholders:

        You are cordially invited to attend the 2010 Annual Meeting of Stockholders of FormFactor, Inc., which will be held at our principal executive offices located at 7005 Southfront Road, Livermore, California 94551, on Thursday, May 20, 2010, at 3:00 p.m., Pacific Daylight Time.

        The agenda for the Annual Meeting is described in detail in the attached Notice of Annual Meeting of Stockholders and the attached Proxy Statement. We urge you to carefully review the attached proxy materials.

        Your vote is important. Whether or not you are able to attend the Annual Meeting in person, we urge you to vote your shares through the Internet in accordance with the instructions in the Notice of Internet Availability of Proxy Materials that you received in the mail, or by signing, dating, and returning a proxy card at your earliest convenience.

        We thank you for your continued support. We look forward to seeing you at our 2010 Annual Meeting of Stockholders.

With best regards,

Dr. Mario Ruscev
 Chief Executive Officer

Livermore, California
April 8, 2010

FORMFACTOR, INC.

7005 Southfront Road
Livermore, California 94551

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held May 20, 2010
At 3:00 p.m., Pacific Daylight Time

To Our Stockholders:

        NOTICE IS HEREBY GIVEN that the 2010 Annual Meeting of Stockholders of FormFactor, Inc. will be held at our principal executive offices located at 7005 Southfront Road, Livermore, California 94551, on Thursday, May 20, 2010, at 3:00 p.m., Pacific Daylight Time, for the following purposes:

  1.
  To elect two Class I directors to our Board of Directors, each to serve on our Board of Directors until his successor has been elected and qualified or until his earlier death, resignation or removal. The director nominees are:

      Dr. Chenming Hu and
      Lothar Maier.

  2.
  To ratify the selection of PricewaterhouseCoopers LLP as FormFactor's independent registered public accounting firm for fiscal year 2010.

  3.
  To act upon such other matters as may properly come before the Annual Meeting or any adjournment or postponement thereof.

        The foregoing items of business are more fully described in the Proxy Statement for the 2010 Annual Meeting of Stockholders accompanying this Notice.

        The record date for determining those stockholders of our company who will be entitled to notice of, and to vote at, the Annual Meeting and at any adjournment or postponement thereof is March 31, 2010. A list of those stockholders entitled to vote at the Annual Meeting will be available for inspection by any of our stockholders for any purpose germane to the Annual Meeting during regular business hours at FormFactor's principal executive offices for ten days prior to the Annual Meeting.

        Your vote is important. Whether or not you are able to attend the Annual Meeting in person, we urge you to vote your shares through the Internet in accordance with the instructions in the Notice of Internet Availability of Proxy Materials that you received in the mail, or by signing, dating, and returning a proxy card at your earliest convenience.

        On behalf of our Board of Directors, thank you for your participation in our 2010 Annual Meeting of Stockholders.

BY ORDER OF THE BOARD OF DIRECTORS

Stuart L. Merkadeau Secretary

Livermore, California
April 8, 2010

        The information in the Report of the Audit Committee and the Report of the Compensation Committee contained in this Proxy Statement shall not be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate this information by reference into such filings. In addition, this information shall not otherwise be deemed to be "soliciting material" or to be filed under those Acts.

        Please note that information on FormFactor's website is not incorporated by reference in this Proxy Statement.

FORMFACTOR, INC.

7005 Southfront Road
Livermore, California 94551

 PROXY STATEMENT
FOR
2010 ANNUAL MEETING OF STOCKHOLDERS

April 8, 2010

GENERAL INFORMATION

Why am I receiving FormFactor's proxy materials?

        This proxy statement is being furnished to our stockholders of record and beneficial owners of our common stock in connection with the solicitation of proxies by our Board of Directors for use at our 2010 Annual Meeting of Stockholders.

        Our Board of Directors has made FormFactor's proxy materials available to you on the Internet on or about April 8, 2010 or, upon your request, has delivered a printed set of the proxy materials to you by mail in connection with the solicitation of proxies by our Board for our 2010 Annual Meeting of Stockholders. We also mailed a Notice of Internet Availability of Proxy Materials to our stockholders of record and beneficial owners of our common stock on or about April 8, 2010 to notify you that you can access the proxy materials over the Internet. Instructions for accessing the proxy materials through the Internet are set forth in the Notice of Internet Availability of Proxy Materials.

        We will hold the Annual Meeting at our principal executive offices located at 7005 Southfront Road, Livermore, California 94551, on Thursday, May 20, 2010, at 3:00 p.m., Pacific Daylight Time.

What is included in the proxy materials?

        The proxy materials include our company's Notice of Annual Meeting of Stockholders, Proxy Statement and 2009 Annual Report, which includes our audited consolidated financial statements. If you requested a printed set of the proxy materials by mail, the proxy materials also included a proxy card for the Annual Meeting.

What specific proposals will be considered and acted upon at FormFactor's 2010 Annual Meeting?

        The specific proposals to be considered and acted upon at the Annual Meeting are:

          Proposal No. 1—Election of two Class I directors to our Board of Directors, each to serve on our Board until his successor has been elected and qualified or until his earlier death, resignation or removal. The director nominees are: Dr. Chenming Hu and Lothar Maier; and

          Proposal No. 2—Ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2010.

        We will also consider any other matters that are properly presented for a vote at the Annual Meeting.

What are the voting recommendations of our Board of Directors?

        Our Board of Directors recommends a vote FOR each of Proposal No. 1 and 2. Specifically, our Board recommends a vote FOR:

          Election of Dr. Chenming Hu and Lothar Maier to our Board of Directors as Class I directors; and

          Ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2010.

Why did I receive a notice in the mail regarding the Internet availability of the proxy materials?

        We mailed a Notice of Internet Availability of Proxy Materials to our stockholders of record and beneficial owners of our common stock on or about April 8, 2010 to notify you that you can access the proxy materials over the Internet. Instructions for accessing the proxy materials through the Internet are set forth in the Notice of Internet Availability of Proxy Materials. As we did last year for our 2009 Annual Meeting of Stockholders, we sent the Notice instead of mailing a printed set of the proxy materials in accordance with the "Notice and Access" rules adopted by the U.S. Securities and Exchange Commission. If you wish to receive a printed set of the proxy materials, please follow the instructions set forth on the Notice of Internet Availability of Proxy Materials.

How can I get electronic access to the proxy materials?

        The Notice of Internet Availability of Proxy Materials contains instructions for how to review our company's proxy materials on the Internet and to instruct us to send future proxy materials to you by e-mail. Your election to receive future proxy materials by e-mail will remain in effect until you terminate it in writing.

Who can vote at the Annual Meeting?

        Only stockholders of record of our common stock at the close of business on March 31, 2010, which is the record date, are entitled to notice of, and to vote at, the Annual Meeting. If you own shares of FormFactor common stock as of the record date, then you can vote at the Annual Meeting. At the close of business on the record date, we had 49,996,082 shares of our common stock outstanding and entitled to vote, which were held by 67 stockholders of record.

How many votes am I entitled per share of common stock?

        Holders of our common stock are entitled to one vote for each share held as of the record date.

What is the difference between holding FormFactor shares as a stockholder of record and a beneficial owner?

        Most of our stockholders hold their shares of our common stock as a beneficial owner through a broker, bank or other nominee in "street name" rather than directly in their own name. As summarized below, there are some important distinctions between shares held of record and those owned beneficially in "street name."

        Stockholder of Record:    If your shares of our common stock are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are considered the stockholder of record with respect to those shares, and we delivered the Notice of Internet Availability of Proxy

Materials directly to you. As the stockholder of record, you have the right to vote your shares in person or by proxy at the Annual Meeting.

        Beneficial Owner:    If your shares of our common stock are held in an account with a broker, bank or other nominee, you are considered the beneficial owner of those shares held in "street name," and the nominee holding your shares on your behalf delivered the Notice of Internet Availability of Proxy Materials to you. The nominee holding your shares is considered the stockholder of record for purposes of voting at the Annual Meeting. As the beneficial owner, you have the right to direct your broker, bank or other nominee how to vote your shares being held by them.

What do I need to bring with me to attend the Annual Meeting?

        If you are a stockholder of record of shares of our common stock, please bring photo identification with you. If you are a beneficial owner of shares of our common stock held in "street name," please bring photo identification and the "legal proxy," which is described below under the question "If I am a beneficial owner of shares held in 'street name,' how do I vote?", or other evidence of stock ownership (e.g., most recent account statement) with you. If you do not provide photo identification or if applicable, evidence of stock ownership, you will not be admitted to the Annual Meeting.

If I am a stockholder of record of FormFactor shares, how do I vote?

        Voting by Internet.    You can vote through the Internet by following the instructions provided in the Notice of Internet Availability of Proxy Materials that you received. Go to www.envisionreports.com/FORM, follow the instructions on the screen to log in, make your selections as instructed and vote.

        Voting by Mail.    You can vote by mail by requesting a printed set of the proxy materials, which will contain a proxy card, and by then completing, dating, signing and returning the proxy card in the postage-paid envelope (to which no postage need be affixed if mailed in the United States) accompanying the proxy card.

        Voting in Person.    If you plan to attend the Annual Meeting and vote in person, we will give you a proxy card at the Annual Meeting. Even if you plan to attend the Annual Meeting, we encourage you also to vote by Internet or mail as described above so that your vote will be counted if you later decide not to attend the Annual Meeting.

If I am a beneficial owner of shares held in "street name," how do I vote?

        Voting by Internet.    You can vote through the Internet by following the instructions provided in the Notice of Internet Availability of Proxy Materials that you received. Go to www.proxyvote.com, follow the instructions on the screen to log in, make your selections as instructed and vote.

        Voting by Mail.    You can vote by mail by requesting a printed set of the proxy materials, which will contain a voting instruction form, and by completing, dating, signing and returning the voting instruction form in the postage-paid envelope (to which no postage need be affixed if mailed in the United States) accompanying the voting instruction form.

        Voting in Person.    If you plan to attend the Annual Meeting and vote in person, you must obtain a "legal proxy" giving you the right to vote the shares at the Annual Meeting from the broker, bank or other nominee that holds your shares. Even if you plan to attend the Annual Meeting, we recommend that you also vote by Internet or mail as described above so that your vote will be counted if you later decide not to attend the Annual Meeting.

Where will the Annual Meeting be held?

        We will hold the Annual Meeting at our principal executive offices located at 7005 Southfront Road, Livermore, California 94551, on Thursday, May 20, 2010, at 3:00 p.m., Pacific Daylight Time. From San Francisco, CA, take I-80 East, merge onto I-580 East, take N. Greenville Road/Altamont Pass Road exit, turn right on the ramp onto Southfront Road and turn left into the Company's headquarters. From San Jose, CA, take I-880 North, merge onto Mission Boulevard/CA-262 East, merge onto I-680 North, merge onto I-580 East, take N. Greenville Road/Altamont Pass Road exit, turn right on the ramp onto Southfront Road and turn left into the Company's headquarters.

What if I submit a proxy but I do not give specific voting instructions?

        Stockholder of Record:    If you are a stockholder of record of shares of our common stock and if you indicate when voting through the Internet that you wish to vote as recommended by our Board of Directors, or if you sign and return a proxy without giving specific voting instructions, then the proxy holders designated by our Board, who are officers of our company, will vote your shares for the Class I nominees for director and for the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2010, both as recommended by our Board of Directors and as presented in this Proxy Statement.

        Beneficial Owner:    If you are a beneficial owner of shares of our common stock held in "street name" and do not present the broker, bank or other nominee that holds your shares with specific voting instructions, then the nominee may generally vote your shares on "routine" proposals but cannot vote on your behalf for "non-routine" proposals under the rules of various securities exchanges. If you do not provide specific voting instructions to the nominee that holds your shares with respect to a non-routine proposal, the nominee will not have the authority to vote your shares on that proposal. When a broker indicates on a proxy that it does not have authority to vote shares on a particular proposal, the missing votes are referred to as "broker non-votes." We understand that Proposal No. 1 involves a matter that is considered "non-routine" and Proposal No. 2 involves a matter that is considered "routine" under applicable rules.

What is the quorum requirement for the Annual Meeting?

        A quorum is required for our stockholders to conduct business at the Annual Meeting. A majority of the outstanding shares of our common stock entitled to vote on the record date must be present in person or represented by proxy at the Annual Meeting in order to hold the meeting and conduct business. We will count your shares for purposes of determining whether there is a quorum if you are present in person at the Annual Meeting, if you have voted through the Internet, if you have voted by properly submitting a proxy card or if the nominee holding your shares submits a proxy card. We will also consider broker non-votes for the purpose of determining if there is a quorum.

What is the voting requirement to approve each of the proposals?

        For Proposal No. 1, the Class I directors will be elected by a plurality of the votes cast by the holders of shares of our common stock entitled to vote who are present in person or represented by proxy at the Annual Meeting. You may not cumulate votes in the election of directors. Under our company's Corporate Governance Guidelines, any director nominee who receives a greater number of votes "withheld" from his election than votes "for" his election in an uncontested election shall promptly tender his resignation to the chairperson of our Governance Committee following certification of the stockholder vote. The Governance Committee will promptly consider the resignation offer and make a recommendation to our Board of Directors. The Board will act on the Governance Committee's recommendation within 90 days following certification of the stockholder vote.

        Approval of Proposal No. 2 requires the affirmative vote of a majority of the votes cast by the holders of shares of our common stock entitled to vote that are present in person or represented by proxy at the Annual Meeting.

        The effectiveness of any of the proposals is not conditioned upon the approval by our stockholders of any other proposal by our stockholders.

How are abstentions treated?

        Abstentions are counted for the purposes of determining whether a quorum is present at the Annual Meeting. Abstentions will not be counted either in favor of or against the election of the Class I director nominees or the ratification of the selection of our independent registered public accounting firm for fiscal year 2010.

Can I change my vote or revoke my proxy after I have voted?

        You may change your vote or revoke your proxy at any time before the final vote at the Annual Meeting. You may vote again on a later date (a) through the Internet (only your latest Internet proxy submitted prior to the Annual Meeting will be counted), (b) by signing and returning a new proxy card with a later date if you are a stockholder of record, or (c) by attending the Annual Meeting and voting in person if you are a stockholder of record or if you are a beneficial owner and have obtained a proxy from the nominee holding your shares giving you the right to vote your shares. However, your attendance at the Annual Meeting will not automatically revoke your proxy unless you vote again at the Annual Meeting or specifically request in writing that your prior proxy be revoked.

Is my vote confidential?

        Proxy instructions, ballots and voting tabulations that identify individual stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within our company or to third parties, except (a) as necessary to meet applicable legal requirements, (b) to allow for the tabulation and certification of votes, and (c) to facilitate a successful proxy solicitation. Occasionally, stockholders provide written comments on their proxy cards, which we may forward to our company's Corporate Secretary.

What happens if additional matters are presented at the Annual Meeting?

        Other than Proposals No. 1 and 2, we are not aware of any other matters to be presented for a vote at the Annual Meeting. If you grant a proxy, the proxy holders, who are officers of our company, will have the authority in their discretion to vote your shares on any other matters that are properly presented for a vote at the Annual Meeting. If for any reason any of the Class I nominees is not available as a candidate for director, the proxy holders will vote your proxy for such other candidate or candidates as may be recommended by our Board of Directors.

What happens if there are insufficient votes in favor of the proposals?

        In the event that sufficient votes in favor of the proposals are not received by the date of the Annual Meeting, the proxy holders, who are officers of our company, may propose one or more adjournments of the Annual Meeting to permit further solicitations of proxies. Any such adjournment would require the affirmative vote of holders of the majority of the shares of common stock present in person or represented by proxy at the Annual Meeting.

Where can I find the voting results of the Annual Meeting?

        We intend to announce the voting results at the Annual Meeting and to report the results on a Form 8-K that we will file with the U.S. Securities and Exchange Commission.

Who is paying for the cost of this proxy solicitation?

        We will pay the entire cost for soliciting proxies to be voted at the Annual Meeting. We will pay brokers, banks and other nominees representing beneficial owners of shares of our common stock held in "street name" certain fees associated with delivering the Notice of Internet Availability of Proxy Materials, delivering printed proxy materials by mail to beneficial owners who request them and obtaining beneficial owners' voting instructions. In addition, our directors, officers and employees may also solicit proxies on our behalf by mail, telephone or in person. We will not pay any compensation to our directors, officers and employees for their proxy solicitation efforts, but we may reimburse them for reasonable out-of-pocket expenses in connection with any solicitation.

PROPOSAL NO. 1
ELECTION OF CLASS I DIRECTORS

        The first proposal is to elect two Class I directors to our Board of Directors. The Class I nominees are Dr. Chenming Hu and Lothar Maier, who are current directors of FormFactor. These nominees have been duly recommended by our Governance Committee and duly nominated by our Board of Directors, and have agreed to stand for re-election. The proxy holders intend to vote all proxies received for Dr. Hu and Mr. Maier, unless otherwise instructed. Proxies may not be voted for more than two directors. Stockholders may not cumulate votes in the election of directors. In the event any nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies may be voted for a nominee designated by our Board of Directors to fill the vacancy. As of the date of this Proxy Statement, our Board of Directors is not aware that any nominee is unable or will decline to serve as a director of our company.

        Our Board of Directors recommends a vote FOR the election of Dr. Chenming Hu and Lothar Maier to our Board of Directors as Class I directors.

 Board of Directors

        Our Board of Directors consists of seven members and is divided into three classes, which we have designated as Classes I, II and III. Each director is elected for a three-year term of office, with one class of directors being elected at each annual meeting of stockholders. The Class I directors will be elected at the Annual Meeting, the Class II directors will be elected at our 2011 Annual Meeting of Stockholders and the Class III directors will be elected at our 2012 Annual Meeting of Stockholders. Each director holds office until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal.

        Information regarding our Class I and other directors, including their names and positions with our company, is set forth in the table below.

Name of Director	Age	Class	Position with FormFactor	Director Since
Dr. Homa Bahrami(2)(3)	55	II	Director	December 2004
G. Carl Everett, Jr.(1)(2)(4)	59	II	Director	June 2001
Dr. Chenming Hu(3)	62	I	Director	December 2009
Lothar Maier(2)(4)	54	I	Director	November 2006
James A. Prestridge(1)(2)(4)	78	III	Chairman	April 2002
Dr. Mario Ruscev	52	II	Director and Chief Executive Officer	January 2008
Harvey A. Wagner(1)(3)	69	III	Director	February 2005

(1)
Current member of the Audit Committee.

(2)
Current member of the Compensation Committee.

(3)
Current member of the Governance Committee.

(4)
Current member of the M&A Committee.

        Dr. Homa Bahrami has served as a Director since December 2004. Dr. Bahrami is a Senior Lecturer at the Haas School of Business, University of California, Berkeley. Dr. Bahrami is also a Faculty Director of the Center for Executive Education and a Board Member of the Center for Teaching Excellence, both at the Haas School of Business, University of California, Berkeley. Dr. Bahrami has been on the Haas School faculty since 1986 and is widely published on organizational design and organizational development challenges and trends in the high technology sector. Dr. Bahrami currently serves on the board of directors of one privately held company. Dr. Bahrami holds a Ph.D. in organizational behavior from Aston University, United Kingdom.

        G. Carl Everett, Jr. has served as a Director since June 2001. Mr. Everett founded GCE Ventures, a venture advisement firm, in April 2001. Mr. Everett has served as a venture partner at Accel LLP, a venture capital firm, since 2002. From February 1998 to April 2001, Mr. Everett served as Senior Vice President, Personal Systems Group of Dell Inc. During 1997, Mr. Everett was on a personal sabbatical. From 1978 to December 1996, Mr. Everett held several management positions with Intel Corporation, including Senior Vice President and General Manager of the Microprocessor Products Group, and Senior Vice President and General Manager of the Desktop Products Group. Mr. Everett currently serves on the board of directors of three privately held companies. Mr. Everett holds a B.A. in business administration and an honorary Doctorate of Laws from New Mexico State University.

        Dr. Chenming Hu has served as a Director since December 2009. Dr. Hu is the TSMC Distinguished Chair Professor of Microelectronics in Electrical Engineering and Computer Sciences at the University of California, Berkeley, and has been a Professor of Electrical Engineering and Computer Sciences at the University of California, Berkeley since 1976. From 2001 through 2004, Dr. Hu was the Chief Technology Officer at Taiwan Semiconductor Manufacturing Company Limited, a dedicated semiconductor foundry. From 1995 through 2003, Dr. Hu served as the Chairman of the board of directors of Celestry Design Technologies, Inc., a complete, full-chip"system-on-chip" silicon accurate sign-off solution provider, which Cadence Design Systems, Inc. acquired in 2003. Dr. Hu was also the co-founder of Celestry Design Technologies. From 1973 through 1976 Dr. Hu was an assistant professor at the Massachusetts Institute of Technology. Dr. Hu has served as a member of the Board of Directors of MoSys, Inc., a publicly traded company, since January 2005, and of SanDisk Corporation, a publicly traded company, since September 2009, where he is a member of the Compensation Committee. Dr. Hu currently serves on the board of directors of one privately held company, where he is a member of the Audit Committee. Dr. Hu holds a B.S. in Electrical Engineering from National Taiwan University, Taiwan and an M.S. and a Ph.D. in Electrical Engineering from the University of California, Berkeley.

        Lothar Maier has served as a Director since November 2006. Mr. Maier has served as the Chief Executive Officer and a member of the board of directors of Linear Technology Corporation, a supplier of high performance analog integrated circuits, which is a publicly traded company, since January 2005. Prior to that, Mr. Maier served as Linear Technology's Chief Operating Officer from April 1999 to December 2004. Before joining Linear Technology, Mr. Maier held various management positions at Cypress Semiconductor Corporation, a provider of high-performance, mixed-signal, programmable solutions, from 1983 to 1999, most recently as Senior Vice President and Executive Vice President of Worldwide Operations. Mr. Maier holds a B.S. in chemical engineering from the University of California at Berkeley.

        James A. Prestridge has served as a Director since April 2002, and has served as Chairman of our Board of Directors from August 2005 to June 2008, and since May 2009. Mr. Prestridge served as our Lead Independent Director from June 2008 to May 2009. Mr. Prestridge served as a consultant for Empirix Inc., a provider of test and monitoring solutions for communications applications, from October 2001 until October 2003. From June 1997 to January 2001, Mr. Prestridge served as a Director of five private companies that were amalgamated into Empirix. Mr. Prestridge served as a member of the board of directors of Teradyne, Inc., a manufacturer of automated test equipment, which is a publicly traded company, from 1992 until 2000. Mr. Prestridge was Vice-Chairman of Teradyne from January 1996 until May 2000 and served as Executive Vice President of Teradyne from 1992 until May 1997. Mr. Prestridge holds a B.S. in general engineering from the U.S. Naval Academy and an M.B.A. from Harvard University. Mr. Prestridge served as a Captain in the U.S. Marine Corps.

        Dr. Mario Ruscev has served as our Chief Executive Officer since June 2008 and a member of our board of directors since January 2008, when he joined our company. Dr. Ruscev previously served as our President from January 2008 to June 2008. Prior to FormFactor, Dr. Ruscev served as President of Testing Schlumberger Oilfield Services of Schlumberger Limited, a services company supplying technology, project management and information solutions for optimizing performance in the oil and gas industry, from April 2006 to December 2007. He also held several executive positions at Schlumberger during his 23 year career with that company, including President of Schlumberger Water and Carbon Services from April 2002 to March 2006, President of Wireline, Schlumberger Oilfield Services from January 2001 to March 2002 and President of Geco-Prakla Schlumberger Oilfield Services from April 1999 to December 2000. Dr. Ruscev received a Doctorate in Nuclear Physics from Université, Pierre et Marie Curie in Paris, France and a Ph.D. in Nuclear Physics from Yale University.

        Harvey A. Wagner has served as a Director since February 2005. Mr. Wagner joined Caregiver Services, Inc., a provider of in-home care services, as the President and Chief Executive Officer and a member of the board of directors in April 2008. Mr. Wagner founded the H.A. Wagner Group, LLC, a consulting firm, where he has served as managing principal since July 2007. Mr. Wagner previously served as President and Chief Executive Officer of Quovadx, Inc. (now Healthvision, Inc.), a software and services company, from October 2004 to July 2007, and as a member of the board of directors of Quovadx from April 2004 to July 2007. From May 2004 through October 2004, Mr. Wagner served as acting President and Chief Executive Officer of Quovadx. Prior to joining Quovadx, he served as Executive Vice President and Chief Financial Officer of Mirant Corporation, an independent energy company, from January 2003 through April 2004. Prior to joining Mirant, Mr. Wagner was Executive Vice President of Finance, Secretary, Treasurer, and Chief Financial Officer at Optio Software, Inc., a provider of business process improvement solutions, from February 2002 to December 2002. From May 2001 to January 2002, he performed independent consulting services for various corporations. He was Chief Financial Officer and Chief Operating Officer for PaySys International, Inc. from December 1999 to April 2001. Mr. Wagner also serves on the board of directors of Cree, Inc., a publicly traded company, since February 2004 where he is Chairman of the Audit Committee and a member of the Nominating and Governance Committee. Mr. Wagner also serves on the Board of Startek, Inc., a publicly traded company, since May 2008 where he is Chairman of the Audit Committee, a member of the Governance Committee and a member of the Compensation Committee. Mr. Wagner holds a B.B.A. in accounting from the University of Miami.

Qualification to Serve as Director

        The Governance Committee has determined that each of the directors and nominees are qualified to serve as a director of our company. The reasons for these determinations are as follows:

        Dr. Bahrami provides the board with expertise in organizational design, issues and trends in the high technology sector, as well as insight into best governance practices. Dr. Bahrami's expertise also includes strategic planning and overall business development strategy.

        Mr. Everett has extensive experience in the technology sector, gained through executive and management positions at companies such as Dell Inc. and Intel Corporation, with particular expertise in the areas of sales and marketing, the semiconductor industry, and in financial accounting and reporting.

        Dr. Hu has significant expertise in the field of electrical engineering, having served as a professor of electrical engineering and computer sciences at the University of California, Berkeley and currently as the TSMC Distinguished Chair Professor of Microelectronics in electrical engineering and computer sciences at the University of California, Berkeley. Dr. Hu also brings first-hand experience in and understanding of the semiconductor industry across a wide-range of areas from the customers' point of view gained through his service as the chief technology officer at Taiwan Semiconductor Manufacturing Company Limited, a dedicated semiconductor foundry.

        Mr. Maier provides significant semiconductor industry and leadership experience as the chief executive officer and a member of the board of directors of Linear Technology Corporation, a supplier of high performance analog integrated circuits, which is a publicly traded company. Mr. Maier also has considerable experience in semiconductor chip manufacturing.

        Mr. Prestridge provides extensive leadership experience, in addition to serving as a director of our company since April 2002 and as chairman of our board of directors from August 2005 to June 2008, and since May 2009. Mr. Prestridge has served as a director of five private companies, as well as a director of Teradyne, Inc. Mr. Prestridge has significant expertise in the semiconductor test equipment industry, which is the focus of the company's business and in public company financial accounting and reporting.

        Dr. Ruscev has held significant leadership positions in his 23-year tenure at Schlumberger Limited, including as president of several divisions of the company and has considerable experience in growing, turning around, and stating new businesses. While at various Schlumberger divisions, Dr. Ruscev also was responsible for product development and R&D programs and groups, directing the development of highly sophisticated, technical products.

        Mr. Wagner brings extensive executive and financial management experience across a number of companies including companies within the semiconductor industry. Mr. Wagner has served as Chief Financial Officer of four companies listed on The New York Stock Exchange and two companies listed on the Nasdaq Stock Market. Mr. Wagner, who is currently chairman of the Audit Committees at Cree, Inc. and Startek, Inc., also brings significant board leadership experience and expertise in financial accounting and reporting for publicly held companies.

Board Leadership Structure

        The company separates the roles of Chief Executive Officer and Chairman of the Board in recognition of the differences between the two roles and in order to facilitate the advisory and oversight roles of the Board. The Chief Executive Officer is responsible for setting the strategic direction of the company and the day-to-day leadership and performance of the company, while the Chairman of the Board provides guidance to the Chief Executive Officer and senior management and presides over meetings of the full Board. In addition, the Chairman of the Board presides over meetings of the independent directors of the Board. The Board and the Governance Committee believe that the separation of the offices of Chairman and Chief Executive Officer at this time serves to fulfill its duties effectively and efficiently.

        From June 2008 to May 2009, Dr. Igor Khandros, founder and former Chief Executive Officer of our company, served as Executive Chairman of the Board and Mr. Prestridge served as lead independent director. In his capacity as Executive Chairman, Dr. Khandros presided at meetings of the Board. In his capacity as lead independent director, Mr. Prestridge presided at executive sessions of the Board and acted as liaison between the Executive Chairman of the Board and the Chief Executive Officer. After Dr. Khandros' resignation in May 2009, the Board appointed Mr. Prestridge Chairman of the Board and discontinued the position of lead independent director.

Board's Role in Risk Oversight

        The Board exercises its risk oversight function both directly and indirectly through its various committees. The Board reviews and approves the company's annual strategic plan. At its meetings, it receives reports of the chairpersons of each of its committees, the Chief Executive Officer and the Chief Financial Officer.

        As prescribed in its charter, the Audit Committee oversees the company's accounting and financial reporting processes and audits of the company's financial statements, including oversight of the company's systems of internal controls and disclosure controls and procedures, compliance with legal and regulatory requirement, internal audit function and the appointment, compensation and evaluation of the company's independent auditors. The Audit Committee reports regularly, either orally or in writing, to the Board or the independent directors regarding matters for which the committee has responsibility and any other issues that the committee believes should be brought to the attention of the Board.

        In addition to overseeing the company's compensation and benefit plans, policies and programs, determining the compensation of our executive officers, and administering our equity plans, the Compensation Committee confers with the Audit Committee regarding the risks arising from our company's employee compensation program.

Emeritus Program

        Our Board of Directors established an Emeritus program in May 2005 under which our Board may appoint former directors to the position of Director Emeritus or Chairperson Emeritus in recognition of their service to our company and to assist in continuity of membership on our Board. Persons who accept appointment to the position of Director Emeritus or Chairperson Emeritus, as the case may be, provide advisory and consulting services on such business matters as our Board may determine and may participate in all meetings of our Board in a non-voting capacity. A Director Emeritus or Chairperson Emeritus serves for a one-year term that expires at the following annual meeting of our stockholders, which term is renewable. Dr. William H. Davidow, who served as a Director of FormFactor from April 1995 to August 2005, and as Chairman of the Board of Directors from June 1996 to August 2005, has served as Chairperson Emeritus since August 2005.

Independence of Directors

        Our Board of Directors has determined that each of our directors, other than Dr. Ruscev, our Chief Executive Officer, is independent. Accordingly, more than a majority of the members of our Board are independent. Our Board appointed Mr. Prestridge to serve as Chairman of the Board in June 2009. We define "independent directors" pursuant to the rules of the U.S. Securities and Exchange Commission and the Nasdaq Global Market. To be considered independent, a director cannot be an officer or employee of our company or its subsidiaries, and cannot have a relationship with our company or its subsidiaries that, in the opinion of our Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Our Board consults with our company's legal counsel and independent counsel to ensure that its determinations are consistent with all relevant laws, rules and regulations regarding the definition of "independent director," including applicable securities laws and the rules of the U.S. Securities and Exchange Commission and Nasdaq Global Market.

Board Meetings

        We set the dates and times of our Board of Directors and Board committee meetings in advance of each fiscal year. During our fiscal year 2009, our Board of Directors held five meetings, and also conducted regularly scheduled telephonic updates. During fiscal year 2009, all of the directors attended all of the meetings of the Board of Directors during the period that such director served.

        The independent members of our Board of Directors meet regularly in executive sessions outside of the presence of management. The independent members met four times prior to regularly scheduled meetings of the Board of Directors during fiscal year 2009 in which all independent members attended.

Committees of the Board of Directors

        Our Board of Directors has established four standing committees: the Audit Committee, the Compensation Committee, the Governance Committee and the M&A Committee. Members of each of the standing committees are set forth in the table above under "Board of Directors." Each committee has adopted a charter, which it reviews and assesses annually. Our Board of Directors has approved the charters of its committees. A copy of the charter of each committee is posted in the Investors' section on our company's website at www.formfactor.com.

        Audit Committee.    The Audit Committee oversees our company's accounting and financial reporting processes and the audits of our financial statements, including oversight of our systems of internal controls and disclosure controls and procedures, compliance with legal and regulatory requirements, our internal audit function and the selection, compensation and evaluation of our independent registered public accounting firm. The members of our Audit Committee are currently and were in fiscal year 2009 Messrs. Everett, Prestridge and Wagner. Mr. Wagner is the chairperson of this committee and served as chairperson during fiscal year 2009. Our Board of Directors has determined that each member of the Audit Committee is independent within the meaning of the rules of the Securities and Exchange Commission and the Nasdaq Global Market, and is able to read and understand fundamental financial statements as contemplated by such rules. Our Board of Directors has also determined that Mr. Wagner is an audit committee financial expert within the meaning of the rules of the Securities and Exchange Commission and is financially sophisticated within the meaning of the rules of the Nasdaq Global Market. The Audit Committee met eleven times, including seven telephone conference meetings, during fiscal year 2009. During fiscal year 2009, all of the committee members attended all of the meetings of the Audit Committee during the period that such committee members served, other than Mr. Everett, who attended all meetings but one, or 91% of the meetings.

        Compensation Committee.    The Compensation Committee oversees our company's compensation and benefit plans, policies and programs, determines the compensation of our executive officers and administers our equity plans. In addition, our Compensation Committee makes recommendations to the Board regarding appropriate compensation of our non-employee directors. The members of our Compensation Committee are currently and were in fiscal year 2009 Dr. Bahrami and Messrs. Everett, Maier and Prestridge. Mr. Prestridge is the chairperson of this committee and served as chairperson during fiscal year 2009. Our Board of Directors has determined that each member of the Compensation Committee is independent within the meaning of the rules of the Nasdaq Global Market, a non-employee director within the meaning of Section 16 of the Securities Exchange Act of 1934, and an outside director within the meaning of Section 162(m) of the Internal Revenue Code. The Compensation Committee met six times, including one telephone conference meeting, during fiscal year 2009. During fiscal year 2009, all of the committee members attended all of the meetings of the Compensation Committee during the period that such committee members served, other than Mr. Everett who attended all meetings but one, or 83% of such meetings.

        Governance Committee.    The Governance Committee oversees our company's corporate governance practices and our process for identifying, evaluating and recommending for nomination by our Board of Directors individuals for service on the Board and its committees. In addition, our Governance Committee assesses the composition and performance of our Board and our Board committees. The members of the Governance Committee were in fiscal year 2009 Dr. Bahrami and Dr. Campbell and Mr. Wagner. Dr. Campbell resigned from our Board of Directors and the Governance Committee in December 2009. Dr. Hu joined the Governance Committee in January 2010. The current members of the Governance Committee are Dr. Bahrami, Dr. Hu and Mr. Wagner. Dr. Bahrami is the chairperson of this committee and served as chairperson during fiscal year 2009. Our Board of Directors has determined that each member of the Governance Committee is independent within the meaning of the rules of the Nasdaq Global Market and a non-employee director within the meaning of Section 16 of the Securities Exchange Act of 1934. The Governance Committee met four times during fiscal year 2009. During fiscal year 2009, all of the committee members attended all of the meetings of the Governance Committee during the period that such committee members served, other than Dr. Campbell who attended all meetings but one, or 75% of such meetings.

        M&A Committee.    The M&A Committee oversees the review and assessment of potential acquisitions, strategic investments, divestitures and joint ventures by our company. The members of the M&A Committee are currently and were in fiscal 2009 Messrs. Everett, Maier and Prestridge. Mr. Everett is the chairperson of this committee. The members of the M&A Committee do, but are not required to, meet the independence requirements set forth in the Nasdaq Global Market rules. Our Board of Directors established the M&A Committee in February 2009. The M&A Committee met twice telephonically during fiscal year 2009. During fiscal year 2009, all of the committee members attended all of the meetings of the M&A Committee during the period that such committee members served, other than Mr. Everett, who was unable to attend one of the meetings, or 50% of such meetings, due to a known pre-existing commitment, but who was actively engaged in substantive preparation for the meeting and in post-meeting matters.

Director Compensation

        The form and amount of compensation paid to our independent directors for serving on our Board and its committees is designed to be competitive in light of industry practices and the obligations imposed by such service. In order to align the long-term interests of our directors with those of our stockholders, a portion of director compensation is provided in equity-based compensation. The value of total annualized compensation of our independent directors is targeted to be at approximately the median of our peer group of companies, which is described below under the "Compensation Discussion and Analysis" section in this Proxy Statement. The compensation practices of this peer group of companies were the benchmark used when considering the competitiveness of our independent director compensation in 2009. Our independent outside compensation consultants, Frederic W. Cook & Co., Inc., or FWC, and Radford, an Aon Consulting Company, or Radford, and our company's Human Resources department collected and developed the competitive data and analyses for benchmarking independent director compensation. In December 2009, the Compensation Committee recommended and our Board approved changes to the initial and annual equity awards for new and re-elected independent directors. In March 2010, the Compensation Committee recommended and our Board approved an increase in the retainer for independent directors, changes to Board and Board committee chairperson and member retainers and the elimination of meeting fees to comply with current best practice.

        The following table presents the compensation paid to our independent directors for fiscal year 2009. Dr. Ruscev is not considered an independent director of our company because he is an employee of our company. Dr. Khandros is not considered an independent director of our company because he was an employee of our company. Compensation of Dr. Ruscev and Dr. Khandros is described under "Compensation Discussion and Analysis" and "Executive Compensation and Related Information" in this Proxy Statement. Effective December 10, 2009, Dr. Campbell resigned as a member of our Board of Directors and Dr. Hu was elected to our Board or Directors.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)(3)	Stock Awards ($)(1)(3)		Total ($)
Dr. Homa Bahrami	45,000	0	102,660		147,660
Dr. Thomas J. Campbell	33,000	0	102,660	(2)	135,660
G. Carl Everett, Jr.	40,000	0	102,660		142,660
Dr. Chenming Hu	0	52,464	123,180		175,644
Lothar Maier	33,000	0	102,660		135,660
James A. Prestridge	79,000	0	102,660		181,660
Harvey A. Wagner	55,000	0	102,660		157,660

(1)
The stock awards are restricted stock units that we awarded to our independent directors under our 2002 Equity Incentive Plan. The restricted stock units will settle in shares of our common stock on the earlier of: (i) the date on which the units are fully vested, or (ii) the date that the director's engagement with our company is terminated (or the first market trading day during an open trading window under our company's Statement of Policy regarding Insider Trading thereafter if the applicable date is not on a market trading day during an open trading window, but no later than March 15th of the year following the scheduled settlement date). The price at which we will settle the restricted stock units is the closing price of our company's common stock on the Nasdaq Global Market on the trading date immediately prior to the settlement date.

  The amounts shown reflect the dollar amount based on the fair value of the award on the date of grant. The fair value of stock options is measured using the Black-Scholes option-pricing model while the fair value for restricted stock units is based on the quoted price of our common stock on the date of grant. No restricted stock units were forfeited by any of our independent directors during fiscal year 2009. Assumptions used in the calculation of these amounts are described in Note 10—Stock-Based Compensation to our company's consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended December 26, 2009.

(2)
As noted above, Dr. Campbell resigned as a member of the Board of Directors effective as of December 10, 2009. In connection with Dr. Campbell's resignation, our company agreed to accelerate the vesting of his restricted stock units representing 3,000 shares. The incremental fair value of the accelerated restricted stock units is $61,590, calculated in accordance with FASB ASC Topic 18, which is not included in the table above.

(3)
A summary of options and restricted stock units outstanding as of December 26, 2009 for each of our independent directors is as follows:

Name	Stock Options Outstanding(#)	Restricted Stock Units Outstanding(#)
Dr. Homa Bahrami	48,013	6,000
Dr. Thomas J. Campbell	15,000	6,000
G. Carl Everett, Jr.	55,000	12,000
Dr. Chenming Hu	6,000	6,000
Lothar Maier	22,726	6,000
James A. Prestridge	55,000	12,000
Harvey A. Wagner	40,410	6,000

        Cash Compensation.    The fiscal year 2009 cash compensation for our independent directors is set forth in the following table.

Compensation Element	Fiscal Year 2009 Cash Compensation
Director Annual Retainer	$20,000
Chairperson Annual Retainer	$25,000 for Board chairperson
$25,000 for Lead Independent Director
$10,000 for Audit Committee chairperson
$5,000 for other committee chairperson
Board Meeting Fee	$2,000 per meeting, whether attended in person or telephonically
Committee Meeting Fee	$1,000 per meeting, whether attended in person or telephonically

        Effective January 1, 2010, cash compensation for our independent directors is set forth in the following table:

Compensation Element	Fiscal Year 2010 Cash Compensation
Director Annual Retainer	$40,000
Chairperson Annual Retainer	$25,000 for Board chairperson
$22,000 for Audit Committee chairperson
$12,000 for Compensation Committee chairperson
$10,000 for all other committee chairpersons
Committee Member Retainer	$11,000 for Audit Committee member
$6,000 for Compensation Committee member
$5,000 for all other committee members

Effective January 1, 2010, all Board and committee meeting fees have been eliminated.

        Equity Compensation.    Each of our independent directors is eligible to receive equity awards under our 2002 Equity Incentive Plan. In fiscal year 2009, each new independent director was eligible to receive an initial award of 6,000 restricted stock units under the 2002 Equity Incentive Plan on the date the director joins our Board. Additionally, each re-elected independent director will receive an annual award of 6,000 restricted stock units under the 2002 Equity Incentive Plan immediately following the annual meeting of stockholders, which is subject to pro-ration if such director has not served as a director for the full 12 months since the preceding equity award to such director. The initial equity awards generally vest over a one-year period at a rate of 1/12th of the total shares granted at the end of each full succeeding month from the date of grant, subject to the director's continued service on our Board. All annual equity awards generally vest over a one-year period at a rate of 1/12th of the total shares granted at the end of each full succeeding month from the later of (i) the date of grant or (ii) the date when all outstanding equity awards and all outstanding shares issued upon exercise or conversion of any equity awards granted to the independent director prior to the grant of such succeeding award have fully vested, subject to the director's continued service on our Board.

        Effective December 9, 2009, each new independent director is eligible to receive an initial equity award consisting of (i) a stock option award to purchase up to 6,000 shares of our company stock and (ii) an award of 6,000 restricted stock units under the 2002 Equity Incentive Plan on the date the director joins our Board. This initial equity award generally vests over a three-year period in 36 equal monthly installments beginning with the first monthly award date anniversary, subject to the director's continued service on our Board. Additionally, each re-elected independent director will continue to be eligible to receive an annual award of 6,000 restricted stock units under the 2002 Equity Incentive Plan immediately following the annual meeting of stockholders with no pro-ration for less than twelve months of board service. The annual equity awards generally vest over a one-year period in 12 equal monthly installments beginning with the first monthly award date anniversary, subject to the director's continued service on our Board.

        Restricted stock units will be settled in shares of our common stock upon the earlier of: (i) the date on which the restricted stock units are fully vested, or (ii) the director's termination date. If either the date on which the restricted stock units are fully vested or the director's termination date is not a NASDAQ Global Market trading day during an open trading window under our company's Statement of Policy Regarding Insider Trading as then in effect, then the restricted stock units will be settled on the first NASDAQ Global Market trading day falling within an open trading window thereafter, but no later than March 15th of the year following the scheduled settlement date. In the event of our dissolution or liquidation or a change in control transaction, all equity awards granted to our independent directors will become fully vested prior to the consummation of the transaction at such times and on such conditions as the Compensation Committee will determine, and any equity awards that are stock options will expire if the directors do not exercise the awards, as applicable, within three months of the consummation of the transaction. Additionally, effective December 9, 2009, all stock options granted to our independent directors will vest an additional twelve months upon the independent director's death or disability.

        Our independent directors may elect to receive a restricted stock award or restricted stock unit under our 2002 Equity Incentive Plan in lieu of payment of a portion of his or her annual retainer based on the fair market value of our common stock on the date any annual retainer would otherwise be paid. The annual retainer consists of the director or chairperson annual retainer plus any additional retainer paid in connection with service on any committee of our Board or paid for any other reason. A director may make an election for any dollar or percentage amount equal to at least 25% of his or her annual retainer up to a maximum of 100%. A director must make the election in accordance with Section 409A of the Internal Revenue Code of 1986, as amended. Any amount of the director's annual retainer that is not elected to be received as a restricted stock award or restricted stock unit is payable in cash. As of the date of this Proxy Statement, none of our independent directors have elected to receive a restricted stock award or restricted stock unit under our 2002 Equity Incentive Plan in lieu of payment of a portion of his or her annual retainer.

        Other.    We reimburse all of our directors for travel, director continuing education programs and other business expenses incurred in connection with their services as a member of our company's Board and Board committees, and extend coverage to them under our company's travel accident and directors' and officers' indemnity insurance policies.

Compensation Committee Interlocks and Insider Participation

        None of the members of our Compensation Committee has at any time since our incorporation been one of our officers or employees. None of our executive officers serves or in the past has served as a member of the board of directors or compensation committee of any entity that has one or more of its executive officers serving on our Board of Directors or our Compensation Committee.

        Our Compensation Committee previously engaged FWC, an independent outside compensation consultant, to provide advice and recommendations on competitive market practices and specific compensation decisions. In 2009, FWC did not provide our company's management with any services. In February 2009, our Compensation Committee concluded the engagement of FWC and in March 2009 retained Radford as its independent outside compensation consultant to provide advice and recommendations on competitive market practices and specific compensation decisions. To date, Radford has not provided our company's management with any services.

        Our company has engaged independent consultants and other data collection services to assist our Human Resources department with collecting and analyzing information regarding the compensation practices of companies, including companies within our "core" peer group as described in "Compensation Discussion and Analysis" in this Proxy Statement. Some of these service providers have met with members of our company's management and the Compensation Committee. The service providers engaged by our company have not provided specific compensation recommendations or any other related advice or consulting services to the Compensation Committee.

Consideration of Director Nominees

        Our Governance Committee identifies, evaluates and recommends individuals for nomination by our Board of Directors for election as directors of our Board. The committee generally identifies nominees based upon recommendations by our directors and management. In addition, our Governance Committee also considers recommendations properly submitted by our stockholders. The committee may retain recruiting professionals to assist in the identification and evaluation of candidates for director nominees. In the past year, we retained Egon Zehnder International to assist us in the search process for director nominees. This executive search firm identified Dr. Chenming Hu as a potential candidate. After reviewing Dr. Hu's qualifications and interviews with Dr. Hu, the Governance Committee recommended him to our Board of Directors as a nominee for director.

        In selecting nominees for our Board of Directors, the Governance Committee considers candidates based on the need to satisfy the applicable rules and regulations of the Securities and Exchange Commission and the rules of the Nasdaq Global Market, including the requirements for independent directors and an audit committee financial expert. Our Governance Committee also evaluates candidates in accordance with its charter, assessing a number of factors, including demonstrated outstanding achievement in the prospective board member's personal career, breadth of experience, soundness of judgment, ability to make independent, analytical inquiries, diversity of viewpoints and experience, and willingness to devote adequate time. How the Governance Committee prioritizes these factors may change from time to time to take into account our company's requirements and trends facing our company, as well as the diversity of skills, experience and background of current and prospective directors. The Governance Committee assesses the relevance and priority of these factors for maintaining a board of directors that can effectively fulfill its management advisory and oversight roles as part of the annual director assessment process and in connection with director searches. The Governance Committee uses the same standards to evaluate nominees proposed by our directors, management and stockholders and has no formal policy with respect to consideration of candidates recommended by stockholders.

        Stockholders can recommend qualified candidates for our Board of Directors by writing to our Corporate Secretary at FormFactor, Inc., 7005 Southfront Road, Livermore, California 94551. When making recommendations, a stockholder must submit recommendations for individuals that meet at least the criteria outlined above. Such recommendations should be accompanied by the information required by our bylaws and Regulation 14A under the Securities Exchange Act of 1934, as amended, which includes evidence of the nominating stockholder's ownership of FormFactor common stock, biographical information regarding the candidate, and the candidate's written consent to serve as a director if elected. We require that any such recommendations for inclusion in our proxy materials for our 2011 Annual Meeting of Stockholders be made no later than December 9, 2010 to ensure adequate time for meaningful consideration by our Governance Committee. See "Proposals for the 2011 Annual Meeting of Stockholders" for additional information regarding deadlines for submitting proposals. Properly submitted recommendations will be forwarded to our Governance Committee for review and consideration. The Governance Committee may consider in the future whether our company should adopt a more formal policy regarding stockholder nominations.

        After evaluating Dr. Hu and Mr. Maier, our Governance Committee recommended to our Board of Directors in accordance with its charter, and our Board approved, the nomination of these current directors for election as Class I members to our Board at our Annual Meeting.

Corporate Codes

        We have adopted a Statement of Corporate Code of Business Conduct that applies to our directors, officers and employees, and a Statement of Financial Code of Ethics that applies to our Chief Executive Officer, Chief Financial Officer and the employees in our finance department. Our directors, officers and employees are also subject to our Statement of Policy Regarding Insider Trading and our Statement of Policy Regarding Related Person Transactions. We provide training to our employees regarding our codes and various company policies, which all employees are required to complete. In addition, we have adopted a Statement of Policy Regarding Corporate Code Violations (Complaints and Concerns and Whistleblowers) that is designed to ensure that all of our directors, officers and employees observe high standards of personal and business ethics consistent with the Code of Business Conduct, the Code of Ethics and our other company policies, and to provide a forum to which our directors, officers and employees may report violations or suspected violations of our company policies without fear of harassment, retaliation or adverse employment consequences. In addition, we have adopted Governance Guidelines, which identify various corporate policies and practices we have implemented. Our policies and governance guidelines are posted in the Investors' section on our website at www.formfactor.com.

Stockholder Communications with our Board

        Our stockholders may communicate with our Board of Directors or any of our individual directors by submitting correspondence by mail to our Corporate Secretary at FormFactor, Inc., 7005 Southfront Road, Livermore, California 94551, or by e-mail at corporatesecretary@formfactor.com. Our Corporate Secretary or his designee will review such correspondence and provide such correspondence and/or summaries thereof, as appropriate, to our Board of Directors. Our company's acceptance and forwarding of communications to our Board does not imply that the company's directors owe or assume any fiduciary duties to persons submitting the communications. Our Corporate Secretary or his designee will handle correspondence relating to accounting, internal controls or auditing matters in accordance with our Statement of Policy Regarding Corporate Code Violations (Complaints and Concerns and Whistleblowers), which Statement is available in the Investors' section on our company's website at www.formfactor.com. Our Governance Committee will periodically review our process for stockholders to communicate with our Board of Directors to ensure effective communications.

Board Attendance at Annual Meetings

        We encourage the members of our Board of Directors to attend our annual meeting of stockholders. We do not have a formal policy regarding attendance of annual meetings by the members of our Board. We may consider in the future whether our company should adopt a more formal policy regarding director attendance at annual meetings. All of our directors serving at the time of our 2009 Annual Meeting of Stockholders attended that annual meeting.

PROPOSAL NO. 2
RATIFICATION OF SELECTION OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR
FISCAL YEAR 2010

        The second proposal is to ratify the selection of PricewaterhouseCoopers LLP as FormFactor's independent registered public accounting firm for fiscal year 2010. The Audit Committee of our Board of Directors has appointed PricewaterhouseCoopers LLP as the independent registered public accounting firm to perform the audit of our financial statements for fiscal year 2010, and our stockholders are being asked to ratify such selection. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting, will have the opportunity to make a statement at the Annual Meeting if they desire to do so and are expected to be available to respond to appropriate questions.

        Ratification by our stockholders of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm is not required by applicable law, our certificate of incorporation, our bylaws or otherwise. However, our Board of Directors is submitting the selection of PricewaterhouseCoopers LLP to our stockholders for ratification as a matter of good corporate practice. If our stockholders fail to ratify this selection, our Audit Committee will reconsider whether to retain that firm. Even if the selection is ratified, our Audit Committee in its discretion may direct the selection of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of our company and stockholders.

        Our Board of Directors recommends a vote FOR the ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2010.

 Principal Auditor Fees and Services

        The following is a summary of fees for professional services rendered to our company by PricewaterhouseCoopers LLP, our independent registered public accounting firm, related to fiscal year 2009 and 2008.

	2009	2008
Audit Fees	$1,296,522	$1,167,792
Audit-Related Fees	368,155	—
Tax Fees	232,196	188,897
All Other Fees	—	—

Total	$1,896,873	$1,356,689

        Audit Fees.    Consists of fees billed for professional services rendered for the audit of our annual consolidated financial statements for fiscal 2009 and 2008, the audit of the effectiveness of our internal control over financial reporting, and the review of our consolidated financial statements included in our Form 10-Q quarterly reports for fiscal years 2009 and 2008. Audit fees also include services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements for those fiscal years.

        Audit-Related Fees.    Consists of fees billed for assurance and related services that are traditionally performed by the independent registered public accountant and are not reported under "Audit Fees." For fiscal 2009, such fees included fees for services in connection with the financial diligence related to our purchase of certain assets of Electroglas, Inc. out of bankruptcy.

        Tax Fees.    Consists of fees billed for professional services for tax compliance, tax preparation, tax advice and tax planning. These services consist of assistance regarding federal, state and international tax compliance, assistance with the preparation of various tax returns, research and design tax study and international compliance.

        All Other Fees.    Consists of fees for products and services other than the services reported above. There were no other fees paid to PricewaterhouseCoopers LLP in fiscal 2009 or fiscal 2008.

Pre-Approval of Audit and Non-Audit Services of Auditor

        Our Audit Committee's policy is to pre-approve all audit and permissible non-audit services provided by our independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. Our independent registered public accounting firm and management are required to periodically report to our Audit Committee regarding the extent of services provided by our independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date. Our Audit Committee may also pre-approve particular services on a case-by-case basis. All of the services described above with respect to audit fees, audited-related fees and tax fees were pre-approved by our Audit Committee pursuant to its pre-approval policy.

 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

Beneficial Ownership of our Securities

        The following table presents information regarding the beneficial ownership of our common stock as of February 28, 2010 for:

  •
  each person or entity known by us to own beneficially more than 5% of our common stock;

  •
  each of our directors;

  •
  our Chief Executive Officer and the other current and former executive officers named in the summary compensation table under "Executive Compensation and Related Information;" and

  •
  all of our directors and such officers as a group.

        The percentage of beneficial ownership for the following table is based on 49,992,319 shares of our common stock outstanding as of February 28, 2010. Beneficial ownership is determined under the rules and regulations of the Securities and Exchange Commission and does not necessarily indicate beneficial ownership for any other purpose. Under these rules, beneficial ownership includes those shares of common stock over which the stockholder has sole or shared voting or investment power. It also includes shares of common stock that the stockholder has a right to acquire within 60 days of February 28, 2010 through the exercise of any option, unit or other right. The percentage ownership of the outstanding common stock, however, is based on the assumption, expressly required by the rules and regulations of the Securities and Exchange Commission, that only the person or entity whose ownership is being reported has exercised options, units or other rights into shares of our common stock.

        To our knowledge, except under community property laws or as otherwise noted, the persons named in the table below have sole voting and sole investment power with respect to all equity beneficially owned. Unless otherwise indicated, each director, officer and 5% stockholder listed below maintains a mailing address of c/o FormFactor, Inc., 7005 Southfront Road, Livermore, California 94551.

Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
PRIMECAP Management Company(1)	7,170,600	14.3%
Vanguard Horizon Funds—Vanguard Capital Opportunity Fund(2)	5,983,300	12.0
Goldman Sachs Asset Management, L.P. and affiliated persons(3)	3,578,510	7.2
Putnam, LLC(4)	2,995,307	6.0
FMR LLC(5)	2,894,981	5.8
BlackRock, Inc(6)	2,632,970	5.3
Dr. Igor Y. Khandros(7)	1,653,927	3.3
Stuart L. Merkadeau(8)	298,748	*
Dr. Mario Ruscev(9)	118,481	*
Jean B. Vernet(10)	29,245	*
James A. Prestridge (11)	104,748	*
G. Carl Everett, Jr.(12)	77,118	*
Dr. Homa Bahrami(13)	57,013	*
Harvey A. Wagner(14)	46,410	*
Lothar Maier(15)	28,726	*
Dr. Chenming Hu(16)	666	*
All directors and officers as a group (9 persons)	761,155	1.5%

*
Represents beneficial ownership of less than 1%.

(1)
As reported in the Schedule 13G/A of PRIMECAP Management Company for beneficial ownership as of December 31, 2009, which was filed on February 11, 2010 with the Securities and Exchange Commission. The address of PRIMECAP Management Company is 225 South Lake Avenue, #400, Pasadena, California 91101.

(2)
As reported in the Schedule 13G/A of Vanguard Horizon Funds—Vanguard Capital Opportunity Fund for beneficial ownership as of December 31, 2009, which was filed on February 3, 2010 with the Securities and Exchange Commission. The address of Vanguard Horizon Funds—Vanguard Capital Opportunity Fund is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.

(3)
As reported in the Schedule 13G/A of Goldman Sachs Asset Management, L.P. and affiliated persons for beneficial ownership as of December 31, 2009, which was filed on February 12, 2010 with the Securities and Exchange Commission. The address of Goldman Sachs Asset Management, L.P. is 32 Old Slip, New York, New York 10005.

(4)
As reported in the Schedule 13G of Putnam LLC and affiliated persons for beneficial ownership as of December 31, 2009, which was filed on February 12, 2010 with the Securities and Exchange Commission. The address of Putnam LLC and affiliated persons is One Post Office Square, Boston, Massachusetts 02109.

(5)
As reported in the Schedule 13G/A of FMR LLC and affiliated persons for beneficial ownership as of December 31, 2009, which was filed on February 16, 2010 with the Securities and Exchange Commission. The address of FMR LLC and related persons is 82 Devonshire Street, Boston, Massachusetts 02109.

(6)
As reported in the Schedule 13G of BlackRock, Inc. for beneficial ownership as of December 31, 2009, which was filed on January 29, 2010 with the Securities and Exchange Commission. The address of BlackRock, Inc. is 40 East 52nd Street, New York, New York 10022 .

(7)
Represents 1,111,699 shares held by The Khandros—Bloch Revocable Trust, 50,000 shares held by the Susan Bloch 2009 GRAT, and 492,228 issuable upon exercise of options that are exercisable within 60 days of February 28, 2010, all of which shares will be vested.

(8)
Represents 10,221 shares held by the Stuart L. Merkadeau and Lisa A. Merkadeau Living Trust, 4,850 shares held directly by Mr. Merkadeau and 283,677 shares issuable upon exercise of options that are exercisable within 60 days of February 28, 2010, all of which shares will be vested.

(9)
Represents 12,231 shares held directly by Dr. Ruscev and 106,250 shares issuable upon exercise of options that are exercisable within 60 days of February 28, 2010, all of which shares will be vested.

(10)
Represents 4,245 shares held directly by Mr. Vernet, 25,000 shares issuable upon exercise of options that are exercisable within 60 days of February 28, 2010, all of which shares will be vested.

(11)
Represents 49,748 shares held by the Prestridge Family Trust, and 55,000 shares issuable upon exercise of options that are exercisable within 60 days of February 28, 2010, all of which shares will be vested.

(12)
Represents 22,118 shares held by the Everett Family Revocable Trust, and 55,000 shares issuable upon exercise of options that are exercisable within 60 days of February 28, 2010, all of which shares will be vested.

(13)
Represents 9,000 shares held directly by Dr. Bahrami and 48,013 shares issuable upon exercise of options that are exercisable within 60 days of February 28, 2010, all of which shares will be vested.

(14)
Represents 6,000 shares held directly by Mr. Wagner and 40,410 shares issuable upon exercise of options that are exercisable within 60 days of February 28, 2010, all of which shares will be vested.

(15)
Represents 6,000 shares held directly by Mr. Maier and 22,726 shares issuable upon exercise of options that are exercisable within 60 days of February 28, 2010, all of which shares will be vested.

(16)
Represents 666 shares issuable to Dr. Hu upon exercise of options that are exercisable within 60 days of February 28, 2010, all of which shares will be vested.

Equity Compensation Plans

        The following table sets forth certain information, as of December 26, 2009, concerning securities authorized for issuance under all equity compensation plans of our company:

Plan Category	Number of Securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column(a))
	(a)		(b)		(c)
Equity Compensation plans approved by our stockholders(1)(2)	7,351,498	(3)	$26.17	(4)	10,984,796	(5)
Equity compensation plans not approved by our stockholders	—		—		—

Total:	7,351,498		$26.17		10,984,796

(1)
Includes our 2002 Equity Incentive Plan, 2002 Employee Stock Purchase Plan, Incentive Option Plan, Management Incentive Option Plan, and the 1996 Stock Option Plan. Since the effectiveness of our 2002 Equity Incentive Plan in connection with our initial public offering, we only grant awards under our 2002 Equity Incentive Plan.

(2)
Our 2002 Equity Incentive Plan and our 2002 Employee Stock Purchase Plan provide that on each January 1, the number of shares available for issuance under such plans shall increase by an amount equal to 5% of our total outstanding shares as of December 31 of the prior year for the Equity Incentive Plan and 1% of our total outstanding shares as of December 31 of the prior year for the Employee Stock Purchase Plan.

(3)
Represents 5,859,820 shares subject to outstanding options and 1,491,678 shares subject to outstanding restricted stock units. Excludes securities that may be issued under our 2002 Employee Stock Purchase Plan.

(4)
Excludes outstanding restricted stock units, which do not have an exercise price.

(5)
Represents 2,513,271 shares of our common stock reserved for future issuance under our 2002 Employee Stock Purchase Plan and 8,471,525 shares of our common stock reserved for future issuance under all other equity compensation plans as of December 26, 2009.

REPORT OF THE AUDIT COMMITTEE

        The Audit Committee oversees FormFactor's accounting and financial reporting processes on behalf of our Board of Directors. FormFactor's management has primary responsibility for the preparation and integrity of our company's consolidated financial statements, for implementing systems of internal control over financial reporting and for other financial reporting-related functions. The company's independent registered public accounting firm, PricewaterhouseCoopers LLP, is responsible for performing an independent audit of FormFactor's consolidated financial statements, expressing an opinion, based upon its audit, as to the conformity of such financial statements with generally accepted accounting principles in the United States and attesting to the effectiveness of FormFactor's internal control over financial reporting.

        In discharging its oversight responsibility, the Audit Committee has reviewed and discussed, with our management and PricewaterhouseCoopers LLP, the audited consolidated financial statements of FormFactor as of and for the year ended December 26, 2009, including a discussion of the quality of FormFactor's financial reporting and internal control over financial reporting, as well as the selection, application and disclosure of critical accounting policies. In addition, the Audit Committee has reviewed and discussed the reports of FormFactor's internal audit function and the performance of the internal audit function during fiscal year 2009.

        The Audit Committee has discussed with PricewaterhouseCoopers LLP, with and without the company's management present, the matters required to be discussed by Statement on Auditing Standards No. 114, "The Auditor's Communication With Those Charged With Governance," which supersedes Statement on Auditing Standards No. 61 as amended, "Communication with Audit Committees," including the judgment of PricewaterhouseCoopers LLP as to the quality of our company's financial reporting, effectiveness of internal control over financial reporting and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards.

        The Audit Committee has received and reviewed the written disclosures and the letter from PricewaterhouseCoopers LLP required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant's communications with the audit committee concerning independence, and has discussed with PricewaterhouseCoopers LLP the independent accountant's independence.

        Based on the above-mentioned reviews and discussions, the Audit Committee has recommended to our Board of Directors that FormFactor's consolidated financial statements as of and for the year ended December 26, 2009 be included in the company's Annual Report on Form 10-K for the year ended December 26, 2009.

Submitted by the Audit Committee

Harvey A. Wagner, Chairperson
G. Carl Everett, Jr.
James A. Prestridge

 COMPENSATION DISCUSSION AND ANALYSIS

Introduction

        This compensation discussion and analysis describes and analyzes FormFactor's compensation program for its named executive officers. FormFactor's named executive officers for fiscal year 2009 include our Chief Executive Officer, Chief Financial Officer and our two other executive officers (other than the Chief Executive Officer and the Chief Financial Officer).

Executive Summary

  •
  Executive Compensation Philosophy.  The Compensation Committee of our Board of Directors oversees our company's executive compensation program and ensures that our executive officers are compensated in a manner consistent with our business strategy, competitive market practice, sound corporate governance principles and shareholder interests. The core of our executive compensation philosophy is to pay for financial and non-financial performance.

  •
  Elements of Executive Compensation.  The three major elements of our executive compensation program for fiscal year 2009 were:

  •
  base salary targeted at approximately the median of our peer companies;

  •
  variable semi-annual performance-based cash incentive award target levels are such that target total cash compensation is at the 75th percentile of our peer companies; and

  •
  long-term, performance-based equity incentive awards targeted between the median and 75th percentile of our peer companies.

  •
  Fiscal Year 2009 Performance and Executive Compensation.  During fiscal year 2009, our company experienced a challenging environment due to the continued global economic and semiconductor industry downturn. Revenue for fiscal year 2009 was $135.3 million, down 35.6% from $210.2 million in fiscal year 2008. Net loss for fiscal year 2009 was $155.7 million compared to a net loss for fiscal year 2008 of $80.6 million. However, in addition to delivering new technologies for our existing products in 2009, which helped us expand our share and customer reach, we also launched our next generation DRAM and Flash memory wafer probe cards incorporating our new product architectures which we believe will enable our growth and expansion into markets we have not fully addressed.

    During fiscal year 2009, our named executive officers did not receive any base salary increases or cash incentive awards. Long-term incentive awards were granted between the 60th and 75th percentile of our peer companies. Total compensation received by our active named executive officers for fiscal year 2009 was on average approximately 35% less compared to total compensation received for fiscal year 2008.

  •
  Stock Ownership Guidelines have been adopted for our executive officers and directors.

  •
  Risk Analysis.  Executive compensation programs are structured to avoid inappropriate risk taking by our executives and the Compensation Committee has concluded that the risks arising from our company's employee compensation program are reasonable, in the best interest of our stockholders, and not likely to have a material adverse effect on our company.

  •
  Perquisites.  There were no special benefits, perquisites or tax gross-ups for our executive officers, other than the Change of Control benefits discussed below under "Executive Compensation and Related Information—Change of Control, Severance, Separation and Indemnification Agreements."

  •
  Independence.  The Compensation Committee's independent compensation consultant is retained directly by the Compensation Committee and performs no other services for our company's management.

        Executive compensation decisions and other details are discussed below in this compensation discussion and analysis.

Compensation Philosophy and Framework

  Compensation Objectives

        We are committed to a compensation philosophy that is market-competitive and ensures that our executive officers and other employees share in our company's success. Our executive compensation plans, policies and programs are designed to achieve three primary objectives:

  •
  Attract, retain and motivate highly skilled individuals based upon their contribution to the success of our company, and that of our stockholders,

  •
  Drive outstanding achievement of business objectives and reinforce our company's strong pay-for-performance culture, and

  •
  Align our executive officers' interests and value creation opportunities with the long-term interests and value creation opportunities of our stockholders.

  Target Pay Position/Mix of Pay

        Our compensation program is comprised of a combination of base salary, semi-annual pay-for-performance cash incentive payments, and long-term equity grants. Each of these components is discussed in greater detail below under "Compensation Decisions." We target our pay, both for the individual components and in the aggregate, to be competitive with the practices of our peer companies. Our strategy has been to examine peer group compensation practices, and with an understanding of those practices, create a highly leveraged, variable compensation opportunity for our executive officers. The Compensation Committee believes this approach best supports the pay-for-performance culture, and in turn, the creation of stockholder value. Our emphasis on variable, or at-risk, compensation ensures that our executive officers receive target or above-target compensation only to the extent that our company's performance goals have been achieved or exceeded.

        The Compensation Committee has historically approved actual compensation levels for executive officers above and below the target pay position, based on individual and company performance, to ensure an appropriate pay-for-performance alignment.

  Compensation Benchmarking

        The Compensation Committee examines annually the compensation practices of a peer group of companies, supplemented by various survey data, to assess the competitiveness of all elements of our executive officer compensation programs. In December 2008, with the assistance of the Compensation Committee's then independent compensation consultant, Frederic W. Cook & Co., Inc., or FWC, completed its annual review of our peer group. Based on the Compensation Committee's review and advice of FWC, our updated "core" peer group consisted of 22 companies for purposes of determining the competitiveness of our executive officer compensation in 2009. Similar to the "core" peer group used in 2008, the 2009 peer companies were selected using the Global Industry Classification Standard codes and the objective criteria shown in the table below.

		Last Completed Fiscal Year Revenue				Employee Size as of Last Completed Fiscal Year-End
	Industry Sector (Global Industry Classification Standard Code)			Market Capitalization
		Range	Median	Range	Median	Range	Median
"Core" Peer Group	Semiconductor	$200 million-	$554 million	$100 million-	$675 million	381-9,691	1,650
	(45301020)/	$1.9 billion		$2.7 billion
	Semiconductor equipment
	(45301010)
FormFactor	Semiconductor equipment		$210 million		$716 million		940
	(45301010)

        The companies that were a part of our "core" peer group for 2009 included:

ATMI, Inc.	FEI Company	Semitool, Inc.*
Brooks Automation, Inc.	Integrated Device	Silicon Laboratories Inc.
Cabot Microelectronics	Technology, Inc.	Teradyne, Inc.
Corporation	Intersil Corporation	Tessera Technologies, Inc.
Cohu, Inc.*	Lam Research Corporation	Varian Semiconductor
Cree, Inc.	MicroSemi Corporation	Equipment Associates, Inc.
Cymer, Inc.	MKS Instruments, Inc.	Verigy Ltd.
Emcore Corporation*	Novellus Systems, Inc.
Fairchild Semiconductor	OmniVision Technologies, Inc.
International, Inc.

*
New additions for 2009.

        In January 2010, the Compensation Committee, with the assistance of its current independent compensation consultant, Radford, an Aon Consulting Company, or Radford, completed its annual review of our peer group. Based on the Compensation Committee's review and advice of Radford, our updated "core" peer group consists of 14 companies for purposes of determining the competitiveness of our executive officer compensation in 2010. The objective criteria used in selecting our peer group remained the same but the range of revenue, market capitalization and employee size was revised to be more reflective of our business stage and to better align our company with the "core" peer group as shown in the table below. The following companies were removed from the 2009 "core" peer group due to revenue and market cap size when compared to our company: Cree, Fairchild Semiconductor, Integrated Device Technology, Lam Research, Novellus and Teradyne. Semitool was acquired by Applied Materials in 2009 and also was removed from the "core" peer group.

				Market Capitalization as of December 31, 2009		Employee Size as of Last Completed Fiscal Year-End
	Industry Sector (Global Industry Classification Standard Code)	Trailing 12 Months Revenue
		Range	Median	Range	Median	Range	Median
"Core" Peer Group	Semiconductor	$150 million-	$353 million	$300 million-	$826.5 million	400-3,000	1316
	(45301020)/	$500 million		$2 billion
	Semiconductor equipment
	(45301010)
FormFactor	Semiconductor equipment		$151 million		$1.1 billion		940
	(45301010)

        The companies that are part of our "core" peer group for 2010 include:

ATMI, Inc.	Emcore	Silicon Laboratories Inc.
Brooks Automation, Inc.	FEI Company.	Tessera Technologies, Inc.
Cabot Microelectronics	Intersil Corporation	Varian Semiconductor
Corporation	MicroSemi Corporation	Equipment Associates, Inc.
Cohu, Inc.	OmniVision Technologies, Inc.	Verigy Ltd.
Cymer, Inc.

        The Compensation Committee also reviews, on at least an annual basis, and makes recommendations, if necessary, to our Board of Directors for approval regarding compensation of the independent directors. The form and amount of compensation paid to our independent directors for serving on our Board and its committees is designed to be competitive in light of industry practices and the obligations imposed by such service. In order to align the long-term interests of our directors with those of our stockholders, a portion of director compensation is provided in equity-based compensation. The value of total annualized compensation of our independent directors is targeted to be at approximately the median of our peer group. The compensation practices of this peer group of companies were the benchmark used when considering the competitiveness of our independent director compensation in 2009 and 2010. FWC, Radford, and our company's Human Resources department collected and developed the competitive data and analyses for benchmarking independent director compensation. In December 2009, the Compensation Committee recommended and our Board approved changes to the initial and annual equity awards for new and re-elected independent directors. In March 2010, the Compensation Committee recommended and our Board approved an increase in the retainers for independent directors and the elimination of meeting fees. For a complete discussion of these changes and all compensation paid to independent directors in fiscal year 2009, please refer to the "Proposal No. 1—Election of Class I Directors—Director Compensation" section above in this Proxy Statement.

Compensation Decisions

        The Compensation Committee retains and does not delegate any of its exclusive power to determine all matters of executive compensation and benefits, although our Chief Executive Officer and the company's Human Resources department periodically present compensation and benefit recommendations to the Compensation Committee. FWC was retained directly by the Compensation Committee and served as its independent compensation consultant until February 2009. Effective March 2009, Radford was retained directly by the Compensation Committee's and currently serves as its independent compensation consultant. Both FWC and Radford worked directly with the Compensation Committee, and not on behalf of our company's management, to provide advice and recommendations on competitive market practices and specific compensation decisions. In 2009, neither, FWC nor Radford provided our company's management with any services.

Compensation Components

  Base Salary

        Base salaries are designed to provide market-competitive, fixed compensation, which allows us to attract and retain the highly skilled executive officers required to drive business results and stockholder value.

        The Compensation Committee typically reviews base salary rates for our executive officers annually. Salary rates and any annual adjustments are determined by the Committee based on a number of factors, including level of responsibility, expertise, and experience of the individual, internal equity, individual and company performance, competitive conditions in the industry, and salary norms for individuals in comparable positions at comparable companies. Base salaries are targeted to be at approximately the median of our peer group. The Committee also considers recommendations made by our Chief Executive Officer regarding salary rate adjustments for his direct reports. Discussions regarding the compensation of each executive officer, including our Chief Executive Officer, are held outside of his presence.

        Due to economic conditions in 2009, base salaries were not increased in fiscal year 2009 over base salary amounts in fiscal year 2008. The base salaries for our executive officers in fiscal year 2009 remained as follows:

Executive Officer	Position	Base Salary
Dr. Mario Ruscev	Chief Executive Officer and former President	$500,000
Jean B. Vernet	Senior Vice President, Chief Financial Officer	325,000
Stuart L. Merkadeau	Senior Vice President, General Counsel and Secretary	280,000
Dr. Igor Y. Khandros(1)	Executive Chairman of the Board of Directors and former Chief Executive Officer	300,000

(1)
Dr. Khandros served as Executive Chairman of the Board of the Directors until his retirement effective May 1, 2009, at which time he became a key advisor to the company. As an advisor to the company, Dr. Khandros received a quarterly fee of $50,000. Dr. Khandros terminated the retainer engagement in June 2009.

  Bonus

        We provide a semi-annual bonus opportunity through our company's Employee Incentive Plan which awards cash bonuses to our Chief Executive Officer, other executive officers and other employees based upon the achievement of corporate and individual performance objectives. For the last several years, including fiscal year 2009, bonus target levels were established so that target total cash compensation was at the 75th percentile for comparable positions in our company's peer group. We set these levels to adequately reward our executive officers if our company meets or exceeds its corporate performance objectives.

        The Compensation Committee, working with our management, approves corporate performance objectives for each half of the fiscal year for our Employee Incentive Plan. These corporate performance objectives are set at challenging levels to motivate high business performance and support attainment of company-critical financial and operational objectives. The Compensation Committee also approves a specific weighting for each objective.

        For fiscal year 2009, bonus payments under the Employee Incentive Plan for our executive officers, other than Dr. Ruscev, were determined by multiplying (a) base salary paid for the performance period (BASE) by (b) target percentage (Target) by (c) ((corporate performance achievement factor × individual performance achievement factor × 80%) [Corporate Factor] + (individual performance achievement factor × 20%) [Individual Factor]) or

        BASE × TARGET × (CORPORATE FACTOR + INDIVIDUAL FACTOR) = BONUS

        For fiscal year 2009, the Compensation Committee based the bonus payment for Dr. Ruscev only on achievement of corporate performance objectives, because the Compensation Committee believes that Dr. Ruscev should be rewarded for management of our company as measured by achievement of the corporate performance objectives, and in effect, the extent to which our company's performance enhances stockholder value.

        For fiscal year 2009, the target award established for each of the named executive officers was set at 90% of the named executive officer's annual base salary, except for Dr. Ruscev whose target award was set at 100% of his annual base salary.

        During the first half of fiscal year 2009, the corporate performance objectives consisted of operational and financial objectives. The financial objectives consisted of revenue and non-GAAP free cash flow from operations. We derive non-GAAP free cash flow from operations by calculating our company's operating income in accordance with GAAP and adding stock-based compensation expense under FAS123 (R) and depreciation and amortization expense, and by subtracting capital expenditures and working capital impacts of accounts receivable, accounts payable, accrued liabilities and inventory. These financial objectives were weighted at 50% each. The Compensation Committee conditioned any payment for the first half of fiscal year 2009 upon our company achieving at a minimum the internal target of $75 million revenue and no greater than $55 million in negative non-GAAP free cash flow.

        During the second half of fiscal year 2009, the corporate performance objectives again consisted of operational and financial objectives. The financial objectives consisted of revenue, operations profit and operations cash. These financial objectives were evenly weighted. The Compensation Committee conditioned any payment for the second half of fiscal year 2009 upon our company achieving at a minimum the internal target of $87 million revenue, ($40.3) million operations profit and ($40) million operations cash.

        Revenue and non-GAAP free cash flow for the first half of fiscal year 2009 and revenue, operations profit and operations cash for the second half of fiscal year 2009 were used as the company's financial performance objectives because at the time these objectives were set they most directly aligned with our company's long-term growth strategy.

        For fiscal year 2009, the Compensation Committee determined that our company did not achieve our minimum corporate performance internal targets with first half fiscal year 2009 revenues of $58.6 million and ($36.1) million in non-GAAP free cash outflow and second half fiscal year 2009 revenue of $76.8 million, operations loss of ($59.6) million and operations cash outflow of ($22.9) million. Since the minimum internal targets were not achieved in either the first or second half of fiscal year 2009, the Compensation Committee did not approve any bonus payments for our executive officers for fiscal year 2009.

  Equity

        Our 2002 Equity Incentive Plan authorizes the award of stock options, restricted stock and restricted stock units to our executive officers. Equity awards to our officers are made at the discretion of the Compensation Committee in accordance with the 2002 Equity Incentive Plan and our company's equity grant guidelines. Compensation tied to the performance of our company's common stock is used to reward performance and contributions to our company, as well as for retention purposes.

        The Compensation Committee believes that equity compensation is a very important component of our pay-for-performance compensation philosophy, and is an effective way to align compensation for executive officers over a multi-year period directly with the interests of our company's stockholders by motivating and rewarding creation and preservation of stockholder value.

        The 2009 annual equity grants to our executive officers, other than Dr. Ruscev, were made between the median and 75th percentile of our 2009 peer group. Subject to the officer's continued service with our company, the stock options and restricted stock units will vest 25% each year over four years. Our executive officers and other employees receive value from stock options only to the extent that our company's stock price, and therefore, stockholder value, increases from the stock price on the grant date. Restricted stock units are impacted by all stock price changes, so the value to executive officers and other employees is affected by both increases and decreases in stock price. The Compensation Committee awarded Dr. Ruscev a below median stock option grant to purchase 120,000 shares of company stock based on the company's performance and after reviewing the competitive data provided by the independent consultant. Dr. Ruscev will benefit from this award only if the price of our company stock appreciates. In May 2009, the Compensation Committee made the following annual equity awards to our executive officers as set forth in the table below:

Executive Officer	2009 Annual Stock Option Awards (#)	2009 Annual Restricted Stock Unit Awards (#)
Dr. Mario Ruscev	120,000	—
Jean B. Vernet	30,000	12,000
Stuart L. Merkadeau	20,000	8,000
Dr. Igor Khandros	0	0

        In December 2009, the Compensation Committee made the following equity awards to our executive officers which resulted in total equity awards for fiscal year 2009 to be between the 60th and 75th percentile of our 2009 peer group. These grants of stock options and restricted stock units were part of a company-wide special award program designed to acknowledge individual accomplishments during 2009 and to encourage retention and provide incentive for future service as set forth in the table below:

Executive Officer	2009 Special Stock Option Awards (#)	2009 Special Restricted Stock Unit Awards (#)
Dr. Mario Ruscev	14,000	7,000
Jean B. Vernet	7,000	3,500
Stuart L. Merkadeau	7,000	3,500
Dr. Igor Khandros	0	0

        See the table entitled "Grants of Plan-Based Awards—Fiscal Year 2009" under "Executive Compensation and Related Information" in this Proxy Statement for additional information regarding equity awards to our executive officers in fiscal year 2009.

        The Compensation Committee also desires to create the appropriate balance between equity-based executive pay and stockholder concerns about stock usage and dilution. Accordingly, the Compensation Committee has taken the following steps to manage dilution of shareholders resulting from our company's equity compensation plan:

  •
  our net burn rate of stock-based awards was 1.1% of outstanding common stock in fiscal year 2009, compared to 1.6% in fiscal year 2008, which is at approximately the median of our peer group;

  •
  our gross burn rate for fiscal year 2009 was 3.2% compared to 3.7% in fiscal year 2008, which is at approximately between the median and 75th percentile of our peer group; and

  •
  we have determined that for dilution and share usage purposes under our equity plan that one restricted stock unit equals an option to purchase 2.5 shares of our common stock.

        Equity awards to our executive officers are generally made on an annual basis, along with the annual equity awards made to all other employees of our company. For 2008, the Compensation Committee changed its annual grant date from May to February to assist with our company's employee retention program. For 2009, the Compensation Committee changed the grant date for its annual equity award program back to May. All annual grants are made at a regularly scheduled meeting of the Compensation Committee under our guidelines for equity awards and during an open trading window under our company's insider trading policy.

        Our executive officers are also eligible to participate in our 2002 Employee Stock Purchase Plan on the same terms as all other employees of our company. The 2002 Employee Stock Purchase Plan permits our eligible employees (including officers) to purchase shares of our common stock at a discount on a periodic basis through payroll deductions of between 1% and 15% of their cash compensation. The offering periods under the Employee Stock Purchase Plan are a 12 month fixed offering period commencing on February 1 of each calendar year and ending on January 31 of the subsequent calendar year, and a six month fixed offering period commencing on August 1 of each calendar year and ending on January 31 of the subsequent calendar year. The 12 month offering period consists of two six month purchase periods and the six month offering period consists of one six month purchase period. The purchase price for shares of our common stock purchased under this plan is 85% of the lesser of the fair market value of our common stock on the first market trading day of the applicable offering period or the last market trading day of each purchase period. No participant may purchase shares under this plan having a fair market value of more than $25,000, which is determined as of the first market trading day of the applicable offering period, for each calendar year.

Dr. Khandros' Retirement

        Effective May 1, 2009, Dr. Khandros, Founder and Executive Chairman of our Board of Directors, retired from our company and Board of Directors. In connection with his retirement, our company agreed to accelerate the vesting of certain stock options to acquire 75,000 shares and to permit certain vested stock options to be exercisable until their expiration on May 10, 2013 and May 1, 2014, as applicable. Our company and Dr. Khandros have signed a general release and waiver of claims in favor of each other. Our company and Dr. Khandros have also entered into a consulting agreement effective May 1, 2009. Under the consulting agreement, Dr. Khandros has agreed to provide advice and counsel to our company as requested by the chairman of our Board of Directors for a quarterly fee of $75,000. The consulting agreement was terminated by Dr. Khandros effective July 1, 2009.

Stock Ownership Guidelines

        We have stock ownership guidelines for our executive officers and members of our Board of Directors, which are set forth in our company's Governance Guidelines. Our Governance Guidelines state that each independent director should hold at least the lesser of 5,000 shares or shares equal in value to three times the annual cash retainer for service as a director, and that each executive officer should hold at least the lesser of 10,000 shares or shares equal in value to twice the executive officer's annual base salary. Beginning January 2009, members of our Board and executive officers will have three years to meet these ownership guidelines. Going forward, new members of our Board will have three years and new executive officers will have three years from the time they become executive officers to meet the ownership guidelines. In the event the requisite number of shares is increased by our Board, our Board members and executive officers, as applicable, will have two years from the time of the increase to acquire any additional shares needed to meet the revised guidelines. Currently, all of the named executive officers and directors are compliant with these stock ownership guidelines, except for our newly appointed director, Dr. Hu.

Change of Control Benefits

        In February 2008, we revised and renewed our change of control severance agreements with our executive officers based on a competitive review by FWC of similar agreements in the 2008 peer group, which agreements are described in this Proxy Statement under "Executive Compensation and Related Information—Change of Control, Severance, Separation and Indemnification Agreements." The Compensation Committee believes that these agreements protect the interests of our stockholders by providing a framework for avoiding the distraction and loss of key management personnel that may occur in connection with rumored or actual fundamental corporate changes. The uncertainty about future status of employment among management that can arise in the face of a potential change of control could result in the untimely departure or distraction of key officers. Change of control agreements provide support to officers to remain with our company despite uncertainties while a change of control is under consideration or pending and the Compensation Committee believes that the potential benefits under these agreements are reasonable and comparable to competitive agreements offered by our peer companies to their senior executives.

        Under our Employee Incentive Plan, which provides for performance bonuses to our executive officers, if a change in control of our company occurs, all bonus awards will be deemed to have been earned at 100% of the bonus target percentage for the current plan measurement period (and for the subsequent consecutive measurement periods if they fall within the same fiscal year) and will be paid to the participants at that time.

Other Benefits and Perquisites

        Our executive officers participate in various employee benefit plans, including health, dental and vision care plans, life insurance and our company's 401(k) plan as our other employees. Our company's 401(k) is a defined contribution plan and provides for a company match of 50% for the first 3% of an employee's contributions to the plan. Based on our company's profitability, we match up to 7.5% of an employee's pay. Our company's contributions vest over four years from the employee's hire date for both the company match and profit-sharing portions. We did not make profit-sharing contributions under our 401(k) plan on behalf of our employees for fiscal year 2009. We suspended our match under the 401(k) plan in the second quarter of fiscal 2009. Executive officers do not receive any perquisites that are unavailable to other employees.

Tax Considerations

        Section 162(m) of the Internal Revenue Code of 1986, as amended, establishes a limitation on the deductibility of compensation payable in any particular tax year to our Chief Executive Officer and the three other most highly compensated officers of our company excluding our Chief Financial Officer. Section 162(m) of the Code generally provides that publicly-held companies cannot deduct compensation paid to its top officers to the extent that such compensation exceeds $1 million per officer. Compensation that is "performance-based" compensation within the meaning of the Code is exempted from the $1 million deduction limit.

        While the Compensation Committee attempts to maximize the deductibility of compensation paid to our Chief Executive Officer and the two other most highly compensated officers, the Committee retains the discretion and flexibility necessary to provide total compensation in line with competitive practice, our compensation philosophy and the interests of our stockholders. Accordingly, from time to time, the Compensation Committee may approve, and our company may pay, compensation to our officers that are not fully deductible under Section 162(m). For example, our Employee Incentive Plan does not meet the requirements for a "performance-based plan" under Section 162(m), and so if cash compensation for a covered executive officer exceeds $1 million, the excess would not be deductible. In addition, the income arising from the vesting of the time-based restricted stock units we granted in 2009 is subject to the deduction limits of Section 162(m). However, our stockholders approved certain material terms of our company's 2002 Equity Incentive Plan at our 2008 Annual Meeting of Stockholders so that the taxation of option awards under the plan to covered executive officers can be exempt from Section 162(m).

        Our change of control severance agreements discussed below in the "Executive Compensation and Related Information—Change of Control, Severance, Separation and Indemnification Agreements" section of this Proxy Statement are designed to comply with the requirements of Section 409A of the Internal Revenue Code.

 REPORT OF THE COMPENSATION COMMITTEE

        The Compensation Committee reviewed and discussed the "Compensation Discussion and Analysis" contained in this Proxy Statement with our company's management. Based on this review and discussions, the Compensation Committee has recommended to FormFactor's Board of Directors that the "Compensation Discussion and Analysis" be included in this Proxy Statement.

Submitted by the Compensation Committee

James A. Prestridge, Chairperson
Dr. Homa Bahrami
G. Carl Everett, Jr.
Lothar Maier

EXECUTIVE COMPENSATION AND RELATED INFORMATION

Summary Compensation

        The following table presents information regarding the compensation paid during fiscal years 2009, 2008 and 2007 to our former Executive Chairman of the Board of Directors and Chief Executive Officer, our current Chief Executive Officer and former President, our current Chief Financial Officer, and our current General Counsel, who were the executive officers who served during fiscal year 2009.

Name and Principal Position	Year	Salary ($)		Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
Dr. Mario Ruscev	2009	519,231		—	135,800	1,054,498	—	—	1,709,529
Director and Chief	2008	480,769		100,000	1,199,200	3,165,870	490,385	56,113	5,492,337
Executive Officer	2007	—		—	—	—	—	—	—
Jean B. Vernet	2009	335,000		—	273,220	292,544		64,445	965,209
Senior Vice President,	2008	237,500		100,000	382,000	450,990	144,846	48,439	1,363,775
Chief Financial Officer	2007	—		—	—	—	—	—	—
Stuart L. Merkadeau	2009	290,769		—	204,780	214,309	—	2,286	712,144
Senior Vice President,	2008	269,561		—	193,600	231,285	55,458	3,450	753,354
General Counsel and	2007	259,896		—	—	632,898	193,487	20,250	1,106,531
Secretary
Dr. Igor Y. Khandros	2009	224,466	(4)	—	—	(5)	—	2,308	226,774
Former Executive Chairman	2008	451,923		—	—	925,140	98,952	3,450	1,479,465
of the Board of Directors	2007	487,394		—	—	1,808,280	530,234	20,250	2,846,158
and Chief Executive Officer

(1)
The amounts reflect the dollar amount based on the fair value of the award as of grant date. The fair value of the options is calculated using the Black-Scholes option-pricing model while the fair value of restricted stock units is based on the quoted price of our common stock on the grant date. Assumptions used in the calculation of these amounts are described in Note 10—Stock-Based Compensation to our company's consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended December 26, 2009.

(2)
Represents amounts earned for performance in the applicable year under our company's Employee Incentive Plan (known as the Key Employee Bonus Plan prior to August 2008), which is described under "Compensation Discussion and Analysis" in this Proxy Statement.

(3)
The amounts in this column represent matching contributions under our company 401(k) Plan and $62,257 in a relocation allowance paid to Mr. Vernet.

(4)
Includes $50,000 paid in consulting fees to Dr. Khandros during the period May to July 2009.

(5)
Dr. Khandros retired from the company and his position as Executive Chairman of the Board of Directors effective May 1, 2009. In connection with his retirement, our company and Dr. Khandros entered into a separation agreement and mutual release under which we agreed to accelerate the vesting of certain stock options to acquire 75,000 shares and to permit certain vested stock options to be exercisable until the earlier of (i) May 1, 2014 or (ii) the original expiration date of the applicable stock option. The incremental fair value of the accelerated options and extended exercise periods is $3,168,305, calculated in accordance with FASB ASC Topic 18.

Grants of Plan-Based Awards in Fiscal Year 2009

        The following table presents information regarding stock options and restricted stock units granted during fiscal year 2009 to our executive officers named in the summary compensation table above. We granted these equity awards to these officers under our 2002 Equity Incentive Plan. The options have an exercise price equal to the closing price of our company's common stock on the Nasdaq Global Market on the grant date and have a seven-year term. The vesting schedules for the stock options and restricted stock units are set forth below in the "Outstanding Equity Awards at Fiscal Year Ended

December 26, 2009" table. There can be no assurance that the Grant Date Fair Value of Stock and Option Awards will ever be realized. The following table also presents information regarding potential awards under our Employee Incentive Plan (known as the Key Employee Bonus Plan prior to August 2008) for fiscal year 2009 under the "Non-Equity Incentive Plan Awards" columns. All awards presented in the table below are further described under "Compensation Discussion and Analysis—Compensation Decisions—Equity" in this Proxy Statement.

	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)				All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards ($/sh)
				Grant Date for Stock and Option Awards				Grant Date Fair Value of Stock and Option Awards ($)(2)
Name	Threshold ($)	Target ($)	Maximum ($)
Dr. Mario Ruscev	—	500,000	1,000,000	5/20/09	—	120,000	17.11	938,820
	—	—	—	12/9/09	7,000	14,000	19.40	251,471
Jean B. Vernet	—	292,500	541,125	5/20/09	12,000	30,000	17.11	440,013
	—	—	—	12/9/09	3,500	7,000	19.40	125,736
Stuart L. Merkadeau	—	252,000	466,200	5/20/09	8,000	20,000	17.11	293,342
	—	—	—	12/9/09	3,500	7,000	19.40	125,736
Dr. Igor Y. Khandros	—	—	—	—	—	—	—	—

(1)
The threshold calculations for fiscal year 2009 assume that our company has not met the minimum corporate performance under our Employee Incentive Plan. Additional information regarding the corporate performance objectives for the semi-annual measurement periods in fiscal year 2009 and the actual awards paid to our executive officers in fiscal year 2009 under our Employee Incentive Plan is provided under "Compensation Discussion and Analysis—Compensation Decisions—Bonus" in this Proxy Statement.

(2)
The amounts shown reflect the fair value of the equity award on the award date used to determine the compensation expense under FASB ASC Topic 718, excluding the impact of estimated forfeitures, associated with the award in our company's consolidated financial statements. The grant date fair value of option awards has been calculated using the Black-Scholes valuation model and the grant date fair value of stock awards has been calculated using the closing price on the grant date. The valuations are based on the assumptions discussed in Note 10—Stock-Based Compensation to our company's consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended December 26, 2009. Our company's use of these valuation models should not be interpreted as a prediction as to the actual value that may be realized on the award. The actual value of the award may be significantly different.

 Outstanding Equity Awards at Fiscal Year Ended December 26, 2009

        The following table presents information regarding outstanding equity awards held by our executive officers named in the summary compensation table above at December 26, 2009.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options(#) Exercisable	Number of Securities Underlying Unexercised Options(#) Unexercisable	Option Exercise Price($)	Option Expiration Date(1)		Number of Shares or Units of Stock That Have Not Vested(#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(14)
Dr. Mario Ruscev	47,916	52,084	29.98	1/7/2015	(2)	30,000	(3)	677,100
	50,000	150,000	18.09	8/6/2015	(4)	—		—
	—	120,000	17.11	5/20/2016	(5)	—		—
	—	14,000	19.40	12/9/2016	(6)	7,000	(6)	157,990
Jean B. Vernet	20,833	29,167	19.10	3/31/2015	(7)	15,000	(8)	338,550
	—	30,000	17.11	5/20/2016	(5)	12,000	(5)	270,840
	—	7,000	19.40	12/9/2016	(6)	3,500	(6)	78,995
Stuart L. Merkadeau	2,077	—	6.50	9/6/2011		—		—
	13,307	—	6.50	10/30/2011		—		—
	30,000	—	6.50	4/17/2012		—		—
	12,558	—	14.00	6/11/2013		—		—
	63,000	—	19.50	8/14/2013		—		—
	13,800	—	19.50	8/14/2013		—		—
	28,000	—	23.56	2/15/2015		—		—
	50,000	—	25.39	11/4/2015		—		—
	31,732	10,578	39.84	5/11/2013	(9)	—		—
	9,203	3,067	39.84	5/21/2013	(9)	—		—
	17,500	17,500	41.39	5/16/2014	(10)	—		—
	6,250	18,750	19.36	2/20/2015	(11)	7,500	(11)	169,275
	—	20,000	17.11	5/20/2016	(5)	8,000	(5)	180,560
	—	7,000	19.40	12/9/2016	(6)	3,500	(6)	78,995
Dr. Igor Y. Khandros	104,228	—	14.00	6/11/2013		—		—
	100,000	—	19.50	8/14/2013		—		—
	30,000	—	19.50	8/14/2013		—		—
	58,000	—	23.56	5/1/2014	(12)	—		—
	100,000	—	25.39	5/1/2014	(12)	—		—
	100,000	—	19.36	5/1/2014	(13)	—		—

(1)
Unless otherwise indicated, option is fully vested. Vesting information is based on the original grant.

(2)
25% vested on January 7, 2009 and the remaining vests ratably each month to January 7, 2012.

(3)
25% vests on each January 7 commencing on January 7, 2009.

(4)
25% vests on each August 6 commencing on August 6, 2009.

(5)
25% vests on each May 20 commencing on May 20, 2010.

(6)
25% vests on each December 9 commencing on December 9, 2010.

(7)
25% vests on March 31, 2009 and the remaining vests ratably each month to March 31, 2012.

(8)
25% vests on each March 31 commencing on March 31, 2009.

(9)
25% vests on each May 11 commencing on May 11, 2007.

(10)
25% vests on each May 16 commencing on May 16, 2008.

(11)
25% vests on each February 20 commencing on February 20, 2009.

(12)
Accelerated expiration date based on Dr. Khandros' Separation Agreement.

(13)
75,000 unvested stock options accelerated upon Dr. Khandros' retirement per his Separation Agreement. Accelerated expiration date is also based on the Separation Agreement.

(14)
Market value was determined by multiplying the price for a share of our company's common stock as of December 24, 2009 of $22.57 by the number of restricted stock units outstanding.

Option Exercises and Stock Vested at Fiscal Year Ended December 26, 2009

        The following table presents information concerning the exercise of options during fiscal year 2009 held by our executive officers named in the summary compensation table above, and the vested stock held by them at December 26, 2009.

	Option Awards			Stock Awards
Name	Number of Shares Acquired on Exercise (#)		Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)
Dr. Mario Ruscev	—		—	10,000	(1)	150,300
Jean B. Vernet	—		—	5,000	(2)	90,100
Stuart L. Merkadeau	10,000	(4)	195,451	2,500	(3)	36,200
	7,500	(5)	162,198	—		—
	5,000	(6)	100,550	—		—
Dr. Igor Y. Khandros	—		—	—		—

(1)
On January 7, 2009 10,000 units vested during a closed trading window under an award issued to Dr. Ruscev on January 7, 2008. Per the 2002 Equity Incentive Plan the units were not converted to stock for release to Dr. Ruscev until the first market trading day of the next open trading window which was February 2, 2009. 3,795 shares were withheld to cover Dr. Ruscev's estimated tax withholding liability. 6,205 shares were issued to Dr. Ruscev's brokerage account. The market value on the vest date was $15.03.

(2)
On March 31, 2009 5,000 units vested during a closed trading window under an award issued to Mr. Vernet on March 31, 2008. Per the 2002 Equity Incentive Plan the units were not converted to stock for release to Mr. Vernet until the first market trading day of the next open trading window which was May 4, 2009. 1,788 shares were withheld to cover Mr. Vernet's estimated tax withholding liability. 3,212 shares were issued to Mr. Vernet's brokerage account. The market value on the vest date was $18.02.

(3)
On February 20, 2009 2,500 vested units were converted to stock for release to Mr. Merkadeau. 1,077 shares were withheld to cover Mr. Merkadeau's estimated tax withholding liability. 1,423 shares were issued to Mr. Merkadeau's brokerage account. The market value on the vest date was $14.48.

(4)
On June 4, 2009 Mr. Merkadeau exercised 10,000 vested shares pursuant to a 10b5-1 Plan adopted June 12, 2008.

(5)
On August 7, 2009 Mr. Merkadeau exercised 7,500 vested options.

(6)
On December 10, 2009 Mr. Merkadeau exercised 5,000 vested shares pursuant to a 10b5-1 Plan adopted September 14, 2009.

Change of Control, Severance, Separation and Indemnification Agreements

        Change of Control, Severance Agreements.    We have entered into change of control severance agreements with each of our executive officers and certain other officers. Each change of control severance agreement provides for the officer to receive the following severance benefits upon a qualifying termination of employment within one year following a change of control of our company, subject to the officer signing a release of claims in favor of our company:

  •
  lump sum cash severance payment equal to one year's annual base salary and the greater of (a) the annual target bonus or (b) the annual target bonus multiplied by the average rate of annual bonus relative to target paid to officers covered by similar change of control severance agreements for the two most recently completed fiscal years (subject to the participating officer's compliance with a confidentiality agreement and an agreement not to solicit employees of our company for one year after termination),

  •
  health benefits continuation for one year (subject to the participating officer's compliance with a confidentiality agreement and an agreement not to solicit employees of our company for one year after termination), and

  •
  fully accelerated vesting of all equity awards, and unexercised stock options may be exercised for up to 18 months following a qualifying termination of employment but not to exceed the expiration date of such options.

        Terminations of employment that entitle the officer to receive severance benefits under the change of control severance agreement consist of either termination by our company without "cause" or by resignation of the officer for "good reason" within 90 days of an event constituting "good reason" if in each case within one year following a "change of control". The change of control severance agreements provide the following definitions:

  •
  "change of control" means the first to occur of any of the following events:

  (i)
  the consummation of a merger or consolidation of our company with any other corporation, other than a merger or consolidation which would result in the voting securities of our company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into or exchanged for voting securities of the surviving entity) more than 60% of the total voting power represented by the voting securities of our company or such surviving entity outstanding immediately after such merger or consolidation; or

  (ii)
  (A) any approval by our stockholders of a plan of complete liquidation of our company, other than as a result of insolvency or (B) the consummation of the sale or disposition (or the last in a series of sales or dispositions) by our company of all or substantially all of our company's assets, other than a sale or disposition to a wholly-owned direct or indirect subsidiary of our company and other than a sale or disposition which would result in the voting securities of our company outstanding immediately prior thereto continuing to represent (by being converted into or exchanged for voting securities of the entity to which such sale or disposition was made) more than 60% of the total voting power represented by the voting securities of the entity to which such sale or disposition was made after such sale or disposition; or

  (iii)
  any "person" (as defined in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934) becoming the "beneficial owner" (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of securities of our company representing 40% or more of the total voting power represented by our company's then outstanding voting securities; or

  (iv)
  during any period of two consecutive years after the effective date of the change of control severance agreement, the incumbent directors cease for any reason to constitute a majority of our Board of Directors.

  •
  "cause" means:

  (i)
  any act of personal dishonesty taken by the employee in connection with his or her responsibilities as an employee which is intended to result in substantial personal enrichment of the employee and is reasonably likely to result in material harm to our company,

  (ii)
  the employee's conviction of a felony,

  (iii)
  a willful act by the employee which constitutes misconduct and is materially injurious to our company, or

  (iv)
  continued willful violations by the employee of the employee's obligations to our company after the employee has received a written demand for performance from our company which describes the basis for our company's belief that the employee has not substantially performed his or her duties.

  •
  "good reason" means the occurrence of any of the following:

  (i)
  without the employee's express written consent, a material reduction of the employee's duties, position or responsibilities relative to the employee's duties, position or responsibilities in effect immediately prior to the change of control;

  (ii)
  a reduction by our company of the employee's base salary or bonus opportunity as in effect immediately prior to such reduction;

  (iii)
  a material reduction by our company in the kind or level of employee benefits to which the employee is entitled immediately prior to such reduction with the result that the employee's overall benefits package is materially reduced;

  (iv)
  without the employee's express written consent, the relocation of the employee to a facility or a location more than five miles from his or her current facility and the new location is more than 50 miles from the employee's current residence; or

  (v)
  the failure of our company to obtain the assumption of the change of control severance agreement by a successor.

        The change of control severance agreements provide that if payments to an officer are subject to the excise tax imposed by Section 280G of the Internal Revenue Code, the severance benefits will be reduced to the extent that such reduction would increase the benefits received by the officer on an after-tax basis. The change of control severance agreements do not alter the at-will employment of the officers who have entered into them.

        In addition to the benefits under the change of control severance agreements, our current stock option agreements under our stock option plans for our officers, including our 2002 Equity Incentive Plan, provide that in the event the officer's employment is terminated without cause within 12 months following a change in control, the officer will receive credit for an additional 12 months of service for purposes of calculating the number of shares of our common stock that are vested under such option.

        Under our Employee Incentive Plan (known as the Key Employee Bonus Plan prior to August 2008), which provides for performance bonuses to our officers, if a change in control of our company occurs, all bonus awards will be deemed to have been earned at 100% of the bonus target percentage for the current plan measurement period (and for the subsequent consecutive measurement periods if they fall within the same fiscal year) and will be paid to the officer participants at that time.

        The following table presents information regarding change of control payment and benefits estimates for our executive officers named in the summary compensation table above.. We prepared the table assuming that both a change of control occurred and the employment of our current executive officers was terminated without cause or by resignation of the officer for good reason on December 26, 2009, which is our company's last business day of fiscal year 2009. For restricted stock unit awards, the intrinsic value is based upon the December 26, 2009 closing price for our company common share of $22.57, and for stock options, the value is based on such $22.57 minus the exercise price of the applicable stock option. The various amounts listed are estimates only. The actual amounts to be paid can only be determined at the time of such change of control and such officer's separation from our company.

	Dr. Mario Ruscev	Jean B. Vernet	Stuart L. Merkadeau
Base salary($)	$500,000	$325,000	$280,000
Short-term incentive compensation($)	500,000	292,500	252,000
Stock options($)	1,371,580	287,199	169,388
Stock awards($)	157,990	688,385	349,835
Health benefits($)	15,000	15,000	15,000

Sub-Total:	2,544,570	1,608,084	1,066,223

280G Reduction in Severance Benefits($)	—	—	—

Total:	$2,544,570	$1,608,084	$1,066,223

  Separation Agreements.

        Current Executive Officer.    Dr. Ruscev's employment letter agreement provides that if his employment is terminated by our company before a change of control without cause or by him for good reason (as these terms are defined in his employment letter agreement), Dr. Ruscev will receive a lump sum severance payment equal to one year of his then annual base salary, a pro-rata portion of his annual bonus based upon the calendar days of his employment in the year of his termination, accelerated vesting and extended exercisability of his granted equity awards for an additional 12 month period, and health benefits coverage for up to twelve months. These separation benefits are subject to Dr. Ruscev executing a release and waiver of claims in favor of our company. The following table presents information regarding payment and benefits estimates for Dr. Ruscev assuming that his employment with our company was terminated without cause by us or by his resignation for good reason on December 26, 2009, which is our company's last business day of fiscal year 2009. For restricted stock unit awards, the intrinsic value is based upon the December 26, 2009 closing price for our company common share of $22.57, and for stock options, the value is based on such $22.57 minus the exercise price of the applicable stock option. The various amounts listed are estimates only. The actual amounts to be paid can only be determined at the time of Dr. Ruscev's separation from our company.

Dr. Mario Ruscev
Base salary($)	$500,000
Short-term incentive compensation($)	500,000
Stock options($)	398,895
Stock awards($)	39,498
Health benefits($)	15,000

Sub-Total:	1,453,393

280G Reduction in Severance Benefits($)	—

Total:	$1,453,393

        Indemnification Agreements.    We have entered into indemnification agreements with each of our current and former directors, current and former executive officers and certain other officers. These agreements require us to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to our company, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. These indemnification agreements are in addition to the indemnity provisions in our company's certificate of incorporation and bylaws. We also intend to enter into indemnification agreements with our future directors and executive officers.

 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        Our Board of Directors recognizes that transactions between our company and persons or entities that may be deemed related persons can present potential or actual conflicts of interest and create the appearance of impropriety. Accordingly, our Board has delegated authority for the review and approval of all related person transactions to the Governance Committee. Pursuant to that authority, the Governance Committee has adopted the Statement of Policy Regarding Related Person Transactions to provide procedures for reviewing, approving and ratifying any transaction involving our company or any of its subsidiaries in which a 5% or greater stockholder, director, executive officer or members of their immediate family have or will have a material interest as determined by our Governance Committee. This policy is intended to supplement, and not to supersede, our company's other policies that may be applicable to or involve transactions with related persons, such as the Company's Statement of Corporate Code of Business Conduct. This policy is posted in the Investors' section on our company's website at www.formfactor.com.

        Other than the compensation arrangements that are described above in "Director Compensation," the option grants and exercises, restricted stock unit grants and exercises, stock purchases and other arrangements that are described in "Compensation Discussion and Analysis" and "Executive Compensation and Related Information," the engagement of the law firm Orrick, Herrington & Sutcliffe LLP described below and the registration rights agreements described below, since December 29, 2007, we have not been a party to any transaction or series of similar transactions in which the amount involved exceeded or will exceed $120,000 and in which any current director, executive officer, holder of more than 5% of our common stock or entities affiliated with them had or will have a material interest.

        We engaged the law firm of Orrick, Herrington & Sutcliffe LLP in our fiscal 2007 to provide us with certain legal services, including matters related to compensation and benefits, and to represent us and certain of our then (and former) directors and officers in the securities class action litigation and the stockholder derivative litigation. A partner at Orrick, Herrington & Sutcliffe LLP, who is not involved in the above matters, is the brother-in-law of Stuart L. Merkadeau, our Senior Vice President, General Counsel and Secretary. Mr. Merkadeau does not have a financial or other interest in Orrick's engagement and Mr. Merkadeau's brother-in-law does not provide any legal services to us. Prior to engaging Orrick, Herrington & Sutcliffe LLP, our management discussed the potential engagement with our Governance Committee of the Board of Directors under the Statement of Policy regarding Related Person Transactions. The Governance Committee reviewed and approved the Orrick engagement, and continues to monitor the engagement as necessary. We paid Orrick $616,078 and $1,596,613 in fiscal 2009 and 2008, respectively, for legal services rendered. As of the date of this Proxy Statement, Orrick continues to provide legal services in the above matters and is now providing certain other corporate and commercial legal services, as well.

        Certain of our common stockholders, who own shares of our common stock that were issued upon the automatic conversion of their preferred stock upon the closing of our initial public offering, have registration rights under various agreements to which we are a party. These stockholders include Dr. Igor Y. Khandros, who was our Executive Chairman of the Board of Directors, until the end of the second quarter of our fiscal 2009, Dr. Khandros' spouse, and Benjamin N. Eldridge, who is our Senior Vice President, Chief Technology Officer.

PROPOSALS FOR THE 2011 ANNUAL MEETING OF STOCKHOLDERS

        Requirements for Stockholder Proposals to be Considered for Inclusion in Our Proxy Materials.    Our stockholders may submit proposals on matters appropriate for stockholder action at our annual meetings of stockholders, including director nominations, in accordance with Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended. For such proposals to be included in our proxy materials relating to our 2011 Annual Meeting of Stockholders, all applicable requirements of Rule 14a-8 must be satisfied, the information required by Rule 14a-8 and our bylaws must be timely submitted to us and such proposals must be received by us no later than December 9, 2010. Such proposals should be delivered or mailed to the attention of our Corporate Secretary at our principal executive offices at FormFactor, Inc., 7005 Southfront Road, Livermore, California 94551, and we also encourage you to send a copy via e-mail to corporatesecretary@formfactor.com.

        Requirements for Stockholder Proposals to be Brought Before Our Annual Meeting.    Our bylaws provide that, except in the case of proposals made in accordance with Rule 14a-8, the stockholder must have given timely notice thereof in writing to the Corporate Secretary not less than 75 nor more than 105 days prior to the anniversary of the date of the immediately preceding annual meeting of stockholders. To be timely for the 2011 Annual Meeting of Stockholders, a stockholder's notice must be received by us between February 4, 2011 and March 6, 2011. Such proposals should be delivered or mailed to the attention of our Corporate Secretary at our principal executive offices at FormFactor, Inc., 7005 Southfront Road, Livermore, California 94551, and we also encourage you to send a copy via e-mail to corporatesecretary@formfactor.com. In no event will the public announcement of an adjournment or a postponement of our annual meeting of stockholders commence a new time period for the giving of a stockholder's notice as provided above. A stockholder's notice to the Corporate Secretary must set forth as to each matter the stockholder proposes to bring before the annual meeting the information required by our bylaws and applicable law.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who own more than 10% of our common stock to file reports of ownership and reports of changes in ownership with the Securities and Exchange Commission. These persons are required by the rules and regulations of the Securities and Exchange Commission to furnish us with copies of all Section 16(a) forms that they file.

        Based solely on our review of the filed forms and written representations from our directors and executive officers, we believe that all of their Section 16(a) filing requirements for fiscal year 2009 were met.

OTHER BUSINESS

        Our Board of Directors does not presently intend to bring any other business before the Annual Meeting, and, so far as is known to the Board, no matters are to be brought before the Annual Meeting except as specified in the accompanying Notice of Annual Meeting of Stockholders. As to any business that may properly come before the Annual Meeting, however, it is intended that the proxies will be voted in respect thereof in accordance with the judgment of the designated proxy holder.

        Whether or not you are able to attend the Annual Meeting in person, we urge you to vote your shares through the Internet in accordance with the instructions in the Notice of Internet Availability of Proxy Materials that you received in the mail, or by signing, dating, and returning a proxy card at your earliest convenience.

BY ORDER OF THE BOARD OF DIRECTORS

Stuart L. Merkadeau Secretary

Livermore, California
April 8, 2010

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X 0163NA 1 U PX + 2010 Annual Meeting Proxy Card . Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below C Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. Date (mm/dd/yyyy) — Please print date below. + Change of Address — Please print your new address below. Comments — Please print your comments below. B Non-Voting Items A Proposals — The FormFactor Board of Directors recommends a vote FOR the election of the Class I director nominees listed below and FOR Proposal No. 2. For Against Abstain 2. Ratification of the selection of PricewaterhouseCoopers LLP as FormFactor’s independent registered public accounting firm for fiscal year 2010. Meeting Attendance Please mark the box to the right if you plan to attend the Annual Meeting. 01 - Chenming Hu 02 - Lothar Maier 1. Election of the following nominees as Class I directors: For Withhold For Withhold NNNNNNNNNNNN NNNNNNNNNNNNNNN 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000004 MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 NNNNNNN 0 2 4 8 8 5 1 MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND NNNNNNNNN C 1234567890 J N T C123456789 1234 5678 9012 345 <STOCK#> [1]IF YOU HAVE NOT VOTED VIA THE INTERNET, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.[1] Electronic Voting Instructions You can vote by Internet! Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may vote your proxy through the Internet. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet must be received by 1:00 a.m., Central Time, on May 20, 2010. Vote by Internet • Log on to the Internet and go to www.envisionreports.com/FORM • Follow the steps outlined on the secured website.

. PROXY FOR 2010 ANNUAL MEETING OF STOCKHOLDERS (This proxy is solicited on behalf of the Board of Directors of FormFactor, Inc.) Your vote is important. Whether or not you plan to attend the 2010 Annual Meeting of Stockholders of FormFactor, Inc. in person, we urge you to complete, date, sign and promptly mail this proxy in the enclosed postage-paid envelope (to which no postage need be affixed if mailed in the United States) so that your shares of our common stock may be represented at the Annual Meeting. The undersigned stockholder of FormFactor, Inc. hereby revokes all prior proxies, acknowledges receipt of the Notice of Annual Meeting of Stockholders to be held May 20, 2010, appoints Stuart L. Merkadeau and Jean B. Vernet, or either of them, as proxies, with full power of substitution, and authorizes them to represent and to vote, as designated on the reverse side, all shares of common stock, par value $0.001 per share, of FormFactor, Inc. held of record by the undersigned stockholder at the close of business on March 31, 2010, at the 2010 Annual Meeting of Stockholders to be held at our corporate headquarters, located at 7005 Southfront Road in Livermore, California 94551, on Thursday, May 20, 2010 at 3:00 p.m., Pacific Daylight Time, and at any adjournment or postponement thereof, with the same force and effect as the undersigned stockholder might or could do if personally present thereat. In the event that sufficient votes in favor of Proposals No. 1 and 2 are not received by the date of the Annual Meeting, the proxy holders are authorized to propose one or more adjournments of the Annual Meeting to permit further solicitations of proxies. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS SPECIFIED. IF NO VOTING CHOICE IS SPECIFIED ON THE REVERSE SIDE OF THIS PROXY, THEN THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE CLASS I NOMINEES TO THE BOARD OF DIRECTORS LISTED ON THE REVERSE SIDE AND FOR PROPOSAL NO. 2. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF. Proxy — FormFactor, Inc. [1]IF YOU HAVE NOT VOTED VIA THE INTERNET, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.[1]